Exhibit 2.5

AGREEMENT AND PLAN OF MERGER

among

Adept Technology, Inc.,

Fast Food Acquisition Inc.,

InMoTx, Inc.,

and

Robert Spears, as Stockholder Agent

Dated as of January 4, 2011

TABLE OF CONTENTS

			Page
ARTICLE I DEFINITIONS			1

Section	1.1	Certain Defined Terms	1

ARTICLE II THE MERGER			7

Section	2.1	The Merger	7
Section	2.2	Closing; Effective Time	8
Section	2.3	Effects of the Merger	8
Section	2.4	Articles of Incorporation and Bylaws	8
Section	2.5	Directors; Officers	8
Section	2.6	Subsequent Actions	8
Section	2.7	Conversion of Stock	9
Section	2.8	Dissenting Shares	9
Section	2.9	Options and Warrants	10
Section	2.10	Payment for Shares	11
Section	2.11	Post-Closing Adjustment	13
Section	2.12	Contingent Payment	14
Section	2.13	Stockholder Agent	17

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY			17

Section	3.1	Organization and Qualification	18
Section	3.2	Authority	18
Section	3.3	No Conflict; Required Filings and Consents	19
Section	3.4	Capitalization	19
Section	3.5	Equity Interests	20
Section	3.6	Financial Statements; No Undisclosed Liabilities	20
Section	3.7	Absence of Certain Changes or Events	21
Section	3.8	Compliance with Law; Permits	21
Section	3.9	Litigation	22
Section	3.10	Employee Benefit Plans	22
Section	3.11	Labor and Employment Matters	25
Section	3.12	Accounts Receivable; Accounts Payable	26
Section	3.13	Inventories	26
Section	3.14	Customers and Suppliers	27
Section	3.15	Bank Accounts; Powers of Attorney	27
Section	3.16	Warranties; Product Liability	27
Section	3.17	Employees	28
Section	3.18	Certain Payments	28
Section	3.19	Title to, Sufficiency and Condition of Assets	28
Section	3.20	Real Property	29

1

Section	3.21	Intellectual Property	29
Section	3.22	Taxes	33
Section	3.23	Environmental Matters	35
Section	3.24	Material Contracts	36
Section	3.25	Affiliate Interests and Transactions	38
Section	3.26	Insurance	39
Section	3.27	Brokers	39
Section	3.28	Disclosure	39

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND SUB			39

Section	4.1	Organization and Qualification	39
Section	4.2	Authority	40
Section	4.3	No Conflict; Required Filings and Consents	40
Section	4.4	Capitalization	41
Section	4.5	SEC Documents	41
Section	4.6	Litigation	41
Section	4.7	Brokers	41
Section	4.8	Stock Consideration	42

ARTICLE V OTHER COVENANTS			42

Section	5.1	Conduct of Business Prior to the Closing	42
Section	5.2	Access to Information	44
Section	5.3	Exclusivity	44
Section	5.4	Stockholder Meeting	45
Section	5.5	Notification of Certain Matters; Supplements to Disclosure	45
Section	5.6	Takeover Statutes	46
Section	5.7	Confidentiality	46
Section	5.8	Commercially Reasonable Efforts	47
Section	5.9	Public Announcements	47
Section	5.10	Stock Option Plans	47
Section	5.11	D&O Tail Insurance	47
Section	5.12	Tax Matters	48
Section	5.13	Closure	49
Section	5.14	Employee Benefits	49

ARTICLE VI CONDITIONS TO CLOSING			49

Section	6.1	General Conditions	49
Section	6.2	Conditions to Obligations of the Company	50
Section	6.3	Conditions to Obligations of Acquiror and Sub	50

ARTICLE VII INDEMNIFICATION			52

Section	7.1	Survival of Representations and Warranties	52

2

Section	7.2	Indemnification by the Stockholders	53
Section	7.3	Indemnification by Acquiror	54
Section	7.4	Procedures	54
Section	7.5	Limits on Indemnification	57
Section	7.6	Remedies Not Affected	58
Section	7.7	Indemnity Holdback	58
Section	7.8	Treatment of Indemnity Payments	58

ARTICLE VIII TERMINATION			58

Section	8.1	Termination	58
Section	8.2	Effect of Termination	59

ARTICLE IX GENERAL PROVISIONS			60

Section	9.1	Fees and Expenses	60
Section	9.2	Amendment and Modification	60
Section	9.3	Waiver; Remedies	60
Section	9.4	Notices	60
Section	9.5	Interpretation	61
Section	9.6	Entire Agreement	62
Section	9.7	No Third-Party Beneficiaries	62
Section	9.8	Governing Law	62
Section	9.9	Submission to Jurisdiction	62
Section	9.10	Assignment; Successors	62
Section	9.11	Enforcement	63
Section	9.12	Severability	63
Section	9.13	Waiver of Jury Trial	63
Section	9.14	Counterparts; Electronic Signature	63
Section	9.15	No Presumption Against Drafting Party	63

Exhibit A Form of Certificate(s) of Merger

3

SCHEDULES

Schedule 1.1A	Reference Amount

Schedule 1.1B	Closing Tangible Net Book Value

Schedule 1.1	Estimated Closing Balance Sheet

Schedule 2.11	Post-Closing Adjustment

Schedule 2.12(a)(i)	Company Products/Services

Schedule 2.12(a)(ii),	Contingent Payment

Schedule 4.4	Capitalization

Schedule 5.13	Closure

Schedule 7.2(g)	Indemnification by the Stockholders

4

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of January 4, 2011 (this “Agreement”), is among ADEPT TECHNOLOGY, INC., a Delaware corporation (the “Acquiror”), FAST FOOD ACQUISITION INC., a Delaware corporation and an indirect wholly owned subsidiary of Acquiror (“Sub”), INMOTX, INC., a Utah corporation (the “Company”) and Robert Spears, as Stockholder Agent. For purposes hereof, references to the Company include any Person to which the Company or one of its Subsidiaries is a successor (in each case, where the Company or its Subsidiary has succeeded to the rights, obligations and liabilities of such other Person).

A. The Board of Directors of the Company has (i) determined that the merger of Sub with and into the Company (the “Merger”) would be advisable and fair to, and in the best interests of, its creditors and shareholders and (ii) approved the Merger on the terms in this Agreement pursuant to the Utah Revised Business Corporation Act (“Utah Law”).

B. The Boards of Directors of Acquiror and Sub have approved the Merger on the terms in this Agreement pursuant to the Delaware General Corporation Law (“Delaware Law”).

C. The Company and an employee of a Subsidiary of the Company have entered into an employment agreement (“Employment Agreement”) and non-competition agreement (“Non-Competition Agreement”) to be effective upon the Closing.

AGREEMENT

In consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Certain Defined Terms. For purposes of this Agreement:

“Acquiror Material Adverse Effect” means any event, change, circumstance, occurrence, effect or state of facts that (i) is or would reasonably be expected to be materially adverse to the business, assets, liabilities, condition (financial or otherwise) or results of operations of Acquiror, or (ii) would or would reasonably be expected to materially impair the ability of Acquiror to consummate, or prevent or materially delay, the transactions contemplated by this Agreement or the Ancillary Agreements; other than any event, change, occurrence, effect or state of facts resulting from (1) changes in general economic, financial market, business or geopolitical conditions, (2) general changes or developments in any industry in which Acquiror operates, (3) changes in applicable Laws or applicable accounting regulations or principles or interpretations thereof, (4) any change in the price or trading volume of Acquiror’s stock (provided that the facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of “Acquiror Material Adverse Effect” may be taken into account in determining whether there has been an Acquiror Material Adverse Effect), (5) any failure by Acquiror to meet internal or published projections, forecasts or revenue or earnings predictions (provided that the facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of “Acquiror Material Adverse Effect” may be taken into account in determining whether there has been an Acquiror Material Adverse Effect), (6) any outbreak or escalation of hostilities or war or any act of terrorism or (7) the announcement of this Agreement and the transactions contemplated hereby.

“Action” means a claim, action, suit, inquiry, proceeding, audit or investigation by or before a Governmental Authority, or other arbitration, mediation or similar proceeding.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Aggregate Liquidation Preference” means the product of the preference amount specified in the Company’s articles of incorporation ($2.20) multiplied by the number of shares of Company Preferred Stock outstanding immediately prior to the Effective Time.

“Ancillary Agreements” means the Employment Agreement, Non-Competition Agreement, and all other agreements and instruments required to be delivered by any party pursuant to this Agreement, and any other agreements or instruments entered into at or prior to Closing in connection with this Agreement or the transactions contemplated hereby.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in San Francisco, CA.

“Claim Stock Value” means the average closing stock price for one share of Acquiror Common Stock for the 15 trading days ending on and including the date one trading day prior to: (i) the making of an indemnification Claim under Article VII, or (ii) the date of the final determination of an adjustment pursuant to Section 2.11(d)(ii).

“Closing Cash Consideration” means a cash amount equal to (A) $1,500,000, plus (B) the amount by which the Company’s Estimated Tangible Net Book Value exceeds the amount set forth on Schedule 1.1A (the “Reference Amount”), minus (C) the sum of (1) the amount by which the Company’s Estimated Tangible Net Book Value is less than the Reference Amount, plus (2) the sum of (x) Transaction Expenses, plus (y) any outstanding Debt.

“Closing Merger Consideration” means the Closing Cash Consideration plus the Stock Consideration.

“Closing Merger Consideration Value” means the aggregate value of the Closing Merger Consideration as determined based upon the Closing Stock Value.

“Closing Stock Value” means the average closing stock price for one share of Acquiror Common Stock for the 10 trading days (as defined in the Company’s articles of incorporation) ending on and including the date five trading days prior to the Closing Date.

“Closing Tangible Net Book Value” shall mean the consolidated net book value of the total tangible non-cash assets of the Company and its Subsidiaries minus the total liabilities (excluding Debt identified on the Schedule of Debt and including liabilities relating to the Closure) of the Company and its Subsidiaries (unless included in the Schedule of Expenses) on a consolidated basis as of the Closing Date, determined by the methodology applied in Schedule 1.1B.

“Common Available Amount” means the Closing Merger Consideration Value minus the Aggregate Liquidation Preference, which shall be zero if a negative number.

“Common Available Amount Per Share” means the Common Available Amount divided by the number of shares of Company Common Stock outstanding immediately prior to the Effective Time.

“Company Material Adverse Effect” means any event, change, circumstance, occurrence, effect or state of facts that (i) is or would reasonably be expected to be materially adverse to the business, assets, liabilities, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries (taken as a whole), or (ii) would or would reasonably be expected to materially impair the ability of the Company and its Subsidiaries to consummate, or prevent or materially delay, any transaction contemplated by this Agreement or the Ancillary Agreements, other than any event, change, occurrence effect or state of facts consisting of (1) changes in general economic, financial market, business or geopolitical conditions that do not disproportionately affect the Company and its Subsidiaries, (2) changes in any applicable Laws or applicable accounting regulations or principles or interpretations thereof, (3) any outbreak or escalation of hostilities, war or act of terrorism or (4) the announcement of this Agreement and the transactions contemplated hereby.

“Contract” means any contract, agreement, license, arrangement or understanding, whether written or oral, including purchase orders.

“control,” including the terms “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, as general partner or managing member, by Contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body.

“Debt” means any indebtedness of the Company and its Subsidiaries (including all principal, interests, fees and other similar charges due), whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or other similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker’s acceptances or representing capitalized lease obligations or the balance deferred and unpaid of the purchase price of any property, except any amount that is a current liability included in the calculation of Estimated Tangible Net Book Value or included in Transaction Expenses) as well as all indebtedness of others secured by an Encumbrance on any asset of the Company or its Subsidiaries and any guaranty by the Company or its Subsidiaries of any indebtedness of another Person.

“Encumbrance” means any charge, claim, limitation, condition, equitable interest, mortgage, lien, option, pledge, security interest, easement, encroachment, right of first refusal, adverse claim or restriction of any kind, as security or otherwise, of or relating to use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Laws” means any Laws relating to (A) releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances; (B) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (C) pollution or protection of the environment, health and/or safety or natural resources.

“Environmental Permits” means all Permits under any Environmental Law.

“ERISA Affiliate” means a trade or business, whether or not incorporated, under common control with the Company and that, together with the Company, is treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“GAAP” means United States generally accepted accounting principles and practices as in effect on the date hereof.

“Governmental Authority” means any U.S. or foreign federal, national, supranational, state, provincial, local or similar government, governmental, regulatory or administrative authority, branch, agency or commission or any court, tribunal, or arbitral or judicial body.

“Hazardous Substances” means: (A) those substances defined in or regulated as hazardous under Environmental Laws and all regulations thereunder; (B) petroleum and petroleum products, including crude oil and any fractions thereof; (C) natural gas, synthetic gas, and any mixtures thereof; (D) polychlorinated biphenyls, asbestos and radon; (E) any other pollutant or contaminant; and (F) any substance, material or waste regulated by a Governmental Authority pursuant to any applicable Law enacted or adopted for the protection of the environment, health or safety or natural resources.

“Immediate Family,” with respect to any Person, means such Person’s spouse, parents, children and siblings, including adoptive relationships and relationships through marriage, or any other relative of such Person that shares such Person’s home.

“Indemnity Holdback” means the Stock Consideration, as may be adjusted, and any earnings thereon, cash paid in lieu of fractional shares, and any amount or adjustment pursuant to Section 2.11(d).

“Intellectual Property” means all intellectual property and proprietary rights, whether protected, created or arising under the laws of the United States or any other jurisdiction including without limitation all (i) trade names, trademarks and service marks (registered and unregistered), trade dress and similar rights, and applications (including intent to use applications) to register any of the foregoing (collectively, “Marks”); (ii) Internet domain name registrations (“Domain Name Registrations”); (iii) patents, patent applications and patent disclosures, together with all provisionals, non-provisionals, reissuances, divisions, continuations, renewals, continuations-in-part, revisions, extensions and re-examinations thereof(collectively, “Patents”); (iv) works of authorship, mask works and any and all other copyrights (registered and unregistered) and copyrightable works, and all applications, registrations, extensions, and renewals thereof (collectively, “Copyrights”); (v) know-how, inventions, methods, processes, technical data, specifications, research and development information, technology, product roadmaps, customer lists and any other information, in each case to the extent any of the foregoing derives economic value (actual or potential) from not being generally known to other Persons who can obtain economic value from its disclosure or use, excluding any Copyrights or Patents that may cover or protect any of the foregoing (collectively, “Trade Secrets”); and (vi) moral rights, publicity rights, data base rights and any other proprietary or intellectual property rights of any kind or nature that do not comprise or are not protected by Marks, Patents, Copyrights or Trade Secrets.

“Knowledge,” with respect to a party, means the actual knowledge of any officer or director of such party after reasonable due inquiry, but in the case of the Company, shall also include officers of the Company’s Subsidiaries.

“Law” means any statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or order of any Governmental Authority.

“Leased Real Property” means all real property leased, subleased or licensed to the Company or its Subsidiaries or which the Company or its Subsidiaries otherwise has a right or option to use or occupy, together with all structures, facilities, fixtures, systems, improvements and items of property previously or hereafter located thereon, or attached thereto, and all easements, rights and appurtenances relating to the foregoing.

“Liquidation Preference Deficiency” means the Aggregate Liquidation Preference minus the Closing Merger Consideration Value, which shall be zero if a negative number.

“Liquidation Preference Deficiency Per Share” means the Liquidation Preference Deficiency multiplied by the number of shares of Company Preferred Stock outstanding immediately prior to the Effective Time.

“Merger Consideration” means the Closing Cash Consideration and the Stock Consideration, as adjusted as provided in Articles II and VII.

“Occupational Safety and Health Law” means any Law relating to health and safety of employees, temporary employees, independent contractors or employees of independent contractors.

“Occupational Safety and Health Liabilities” means any cost, damage, expense, liability, obligation, duty to indemnify, defend or reimburse, or other responsibility consisting of or relating to: fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, claims, remedial costs and expenses arising under Occupational Safety and Health Law; financial responsibility for corrective action, including any investigation, or abatement action, or the use of required personal protective equipment, required by any applicable Occupational Safety and Health Law, or by any final decision, injunction, order, judgment, ruling or decree of any Governmental Authority; and any other compliance, corrective or remedial measures required under Occupational Safety and Health Law.

“Person” means an individual, corporation, partnership, limited liability company, limited liability partnership, syndicate, person, trust, association, organization or other entity, including any Governmental Authority, and any successor of any of the foregoing.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and that portion of any Straddle Period ending on the Closing Date.

“Property Taxes” means all real property Taxes, personal property Taxes and similar ad valorem Taxes.

“Proportionate Share” means, with respect to a Stockholder, a fraction, the numerator of which is the aggregate Closing Merger Consideration that such Stockholder is entitled to receive, and the denominator of which is the aggregate Closing Merger Consideration payable to all Stockholders, in each case as determined at the Closing and ignoring any withholdings or taxes.

“Pro Rata Liquidation Preference” means a fraction, the numerator of which is the product of the Series A Preferred Stock Preference set forth in the articles of incorporation ($2.20) and the number of shares of Series A Preferred Stock outstanding immediately prior to the Effective Time held by a Stockholder, and the denominator of which is the Aggregate Liquidation Preference.

“Related Party,” with respect to a Person, means: (i) an Affiliate of such Person, or any director, officer, general partner or managing member of such Affiliate; (ii) any Person who serves or within the past five years has served as a director, executive officer, partner, member or in a similar capacity of such Person; (iii) any Immediate Family member of a Person described in (ii); or (iv) any other Person who holds, individually or together with an Affiliate of such other Person and any member of such Person’s Immediate Family, more than 5% of the outstanding ownership interests of such Person.

“Release” has the meaning set forth in Section 101(22) of CERCLA or equivalent non-U.S. Law.

“Stock Consideration” means 200,000 shares of Acquiror’s Common Stock, $.001 par value (the “Acquiror Common Stock”).

“Stockholders” means the holders of Company Preferred Stock and Company Common Stock immediately prior to the Effective Time, and holders of Contingent Option Rights, if applicable.

“Straddle Period” means any Tax period beginning before or on and ending after the Closing Date.

“Subsidiary” means, with respect to any Person, any other Person controlled by such first Person, directly or indirectly, through one or more intermediaries (and in the absence of specification, shall mean a subsidiary of the Company).

“Taxes” means: (i) all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, registration, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and penalties, additions to tax or additional amounts with respect thereto; (ii) any liability for payment of amounts described in (i) whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of Law; and (iii) any liability for the payment of amounts described in (i) or (ii) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other Person.

“Tax Return” means any report, return, claim for refund, election, estimated tax filing or declaration required to be supplied to any Governmental Authority with respect to Taxes, including any schedule or attachment, and including any amendments thereof.

“Transaction Expenses” means all fees, expenses and other amounts payable by the Company and its Subsidiaries in connection with the transactions contemplated by this Agreement and the Ancillary Agreements, including fees and expenses for attorneys, accountants, financial advisors and other professionals and bankers’, brokers’ or finders’ fees for persons not engaged by Acquiror or Sub, any amounts payable by the Company or its Subsidiaries as a result of reimbursement or indemnification agreements with any of the foregoing, any premium payable for any D&O Tail Policy, and all costs and expenses incurred in connection with the Closure, including without limitation, any employee termination or severance costs, and funds for reimbursement of documented expenses withheld by the Stockholder Agent incurred on behalf of the Stockholders by the Stockholder Agent (the “Stockholder Agent Escrow Amount”).

ARTICLE II

THE MERGER

Section 2.1 The Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time and in accordance with Delaware Law and Utah Law, Sub shall be merged with and into the Company pursuant to which (a) the separate corporate existence of Sub shall cease, (b) the Company shall be the surviving corporation in the Merger (“Surviving Corporation”) and shall continue its corporate existence under the laws of Utah as an indirect wholly owned Subsidiary of Acquiror and (c) all properties, rights, privileges, powers and franchises of the Company will vest in Surviving Corporation, and all debts, liabilities, obligations and duties of the Company will become the debts, liabilities, obligations and duties of Surviving Corporation.

Section 2.2 Closing; Effective Time.

(a) The closing of the Merger (the “Closing”) shall take place at the offices of Gibson, Dunn & Crutcher LLP, 1881 Page Mill Road, Palo Alto, California 94304 at 11:59 p.m. Pacific time, on or before the third Business Day following satisfaction or, to the extent permitted by Law, waiver of all conditions to the obligations of the parties set forth in Article VI (other than such conditions as may only be satisfied at the Closing), or at such other place, time or date as the parties may agree. The day on which the Closing takes place is the “Closing Date.”

(b) On the Closing Date, the parties shall cause certificates and/or articles of merger (including the plan of merger) substantially in the form attached as Exhibit A to be executed and filed with the Secretary of State of Delaware and Secretary of State of Utah (the “Certificates of Merger”) in accordance with applicable Law. The Merger shall become effective at such time as the parties shall specify in the Certificates of Merger (the “Effective Time”).

Section 2.3 Effects of the Merger. The Merger shall have the effects provided for herein and in the applicable provisions of Delaware Law and Utah Law.

Section 2.4 Articles of Incorporation and Bylaws. From and after the Effective Time, (a) the articles of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of Surviving Corporation and (b) the Company’s bylaws, as in effect immediately prior to the Effective Time, shall be the bylaws of Surviving Corporation; in each case until amended in accordance with applicable Law.

Section 2.5 Directors; Officers. From and after the Effective Time, the directors and officers of Sub serving immediately prior to the Effective Time shall be the directors and officers, respectively, of Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.

Section 2.6 Subsequent Actions. If, after the Effective Time, Surviving Corporation shall consider that any deeds, bills of sale, assignments, assurances or other actions are necessary or desirable to vest, perfect or confirm of record or otherwise in Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of the Company or Sub to be acquired by Surviving Corporation in the Merger or otherwise to carry out this Agreement, the officers and directors of Surviving Corporation shall be authorized to execute and deliver, in the name of and on behalf of either the Company or Sub, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in Surviving Corporation or otherwise to carry out this Agreement.

Section 2.7 Conversion of Stock. At the Effective Time, by virtue of the Merger without any further action on the part of any party or any Stockholder:

(a) Each share of Series A Preferred Stock of the Company, par value $0.001 per share (the “Series A Preferred Stock”) issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares) shall be converted into the right to receive: (i) an amount, payable proportionately (based upon the relative value of the Closing Cash Consideration and Stock Consideration based on the Closing Stock Value) in cash (subject to Section 2.11) and Acquiror Common Stock, equal in value to such Stockholders’ Pro Rata Liquidation Preference multiplied by the Closing Merger Consideration, and (ii) if the Closing Merger Consideration results in a Liquidation Preference Deficiency, a portion of any Contingent Payments payable pursuant to Section 2.12 equal to such Stockholder’s Pro Rata Liquidation Preference multiplied by the Liquidation Preference Deficiency, until an amount equal to the Liquidation Preference Deficiency is paid by Acquiror or Surviving Corporation or offset pursuant to Article VII.

(b) Each share of Company Common Stock shall be cancelled and converted into the right to receive (i) cash and Acquiror Common Stock proportionately (based upon the relative value of the Closing Cash Consideration and Stock Consideration based on the Closing Stock Value) equal in value to the Common Available Amount Per Share, if any, and (ii) after satisfaction of any Liquidation Preference Deficiency, any remaining Contingent Payments, payable in cash pursuant to Section 2.12 in an amount equal to such remaining Contingent Payment divided by the number of shares of Company Common Stock outstanding immediately prior to the Effective Time plus any Contingent Option Rights (as applicable) pursuant to Section 2.9.

(c) Notwithstanding anything in this Agreement, (i) the aggregate payments to Stockholders made by Acquiror and/or Sub on or promptly following the Closing Date shall not exceed the Closing Merger Consideration Value and (ii) the aggregate payments to be made to the Stockholders and the holder of Options and Warrants by Acquiror and/or Sub hereunder (and specifically excluding any Contingent Payments Payable pursuant to Section 2.12) shall not exceed the Merger Consideration (based on the Closing Stock Value).

(d) Each Share held in the treasury of or owned by the Company immediately prior to the Effective Time shall automatically be cancelled and cease to exist, and no cash or other consideration shall be deliverable in exchange therefor; and

(e) Each share of common stock, par value $.001 per share, of Sub issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid share of common stock, par value $.001 per share, of Surviving Corporation.

Section 2.8 Dissenting Shares. Notwithstanding anything herein, Company Stock outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has properly demanded appraisal for such Company Stock in accordance with Utah Law (“Dissenting Shares”), shall not be converted into or be exchangeable for the right to receive any Merger Consideration unless and until such holder fails to perfect, withdraws or otherwise loses his right to appraisal and payment under Utah Law. If, after the Effective Time, any such holder fails to perfect or withdraws or loses its right to appraisal, such Dissenting Shares shall thereupon be treated as if they had been converted as of the Effective Time into the right to receive the portion of the Merger Consideration, if any, to which such holder is entitled, without interest and subject to the conditions hereof. The Company shall not, except with the prior written consent of Acquiror, voluntarily make any payment with respect to any demands for payment of fair value for capital stock of the Company, offer to settle or settle any such demands or approve any withdrawal of any such demands.

Section 2.9 Options and Warrants. At the Effective Time, each outstanding option or warrant to purchase a share of Company common stock (an “Option”) shall be accelerated and deemed fully vested and exercisable in full, and to the extent not exercised prior to the Effective Time, shall be cancelled, without any consideration payable in respect thereof except for the right to receive the consideration provided for in Section 2.7(b) of the Agreement as if the holder of the Option was the owner of the Company Common Stock subject to the Option (the “Contingent Option Rights”) to the extent, if any, that the value of the consideration payable pursuant to Section 2.7(b) of the Agreement paid prior to the date of any distribution of consideration plus the amount distributable upon a date of distribution would exceed the per share exercise price of the Option in which case the holder of the Option would be entitled to receive those benefits described in Section 2.7(b) of the Agreement, less the per share exercise price of the Option and any applicable withholdings (the “Contingent Option Payments”); provided, however, that (1) this term shall be approved by all holders of the Company Common Stock as part of their approval of the Merger and (2) all Contingent Option Payments, if any, shall comply with the provisions of Treasury Regulation Section 1-409(A)-3(i)(5)(iv) to the extent applicable. It is the intent of Acquiror and the Company that any payments to be made in connection with the Contingent Option Payments comply in all respects with Section 409A of the Code and any payments to be made pursuant to the Contingent Option Payments shall be interpreted in accordance with that intent. The Company’s equity plans shall be terminated contingent upon the Closing.

Section 2.10 Payment for Shares. (a) As promptly as practicable after the Effective Time, Acquiror shall (i) pay the allocable portion of the Closing Cash Consideration, without interest, payable pursuant to Section 2.7(a) or Section 2.7(b) to each Stockholder who has made proper delivery of its Certificates for Company Stock owned by such Stockholder duly endorsed for transfer with all transmittal and tax documentation reasonably requested by Acquiror for transfer, (ii) issue the Stock Consideration in the names of the Stockholder to which such Acquiror Common Stock is payable pursuant to Section 2.7(a) or Section 2.7(b) in book entry form in a segregated account subject to the Indemnity Holdback and retain, without interest, any cash in lieu of fractional shares in respect thereof, and (iii) deposit with the Company, an amount equal to the Transaction Expenses set forth on the Schedule of Expenses and the amount equal to the Debt set forth on the Schedule of Debt.

(b) Upon surrender of a Certificate pursuant to Section 2.10(a) such Certificate shall be cancelled. Until surrendered in accordance with the provisions hereof, any Certificate (other as described in Section 2.7(d) and Dissenting Shares) shall, after the Effective Time, represent only the right to receive the portion of the Merger Consideration payable with respect thereto without interest, as contemplated herein.

(c) At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of any shares of capital stock thereafter on the records of the Company. If, after the Effective Time, a valid Certificate (other than as described in Section 2.7(b)) is presented to Acquiror or Surviving Corporation, it shall be cancelled and exchanged as provided in this Section 2.10.

(d) Until the Acquiror Common Stock in the Indemnity Holdback is forfeited as contemplated by Section 2.11 or Article VII, the respective Stockholder to which such Stock Consideration is issued pursuant to Section 2.7 shall be considered the owner of such Acquiror Common Stock, including having the rights of title and the rights to dividends and voting for such stock; however each such Stockholder shall grant a proxy to executive officers of the Company to vote such Stockholders’ Stock Consideration in the manner recommended by the Board of Acquiror to its stockholders on each matter subject to a vote of Acquiror stockholders. Such proxy shall terminate 18 months after the Closing Date. No Stockholder will have physical possession of certificates for Stock Consideration in the Indemnity Holdback, and no Stockholder may sell, transfer or encumber such Acquiror Common Stock. Acquiror shall issue “stop transfer” instructions with respect to such Acquiror Common Stock, and any attempt to sell, transfer or encumber such Acquiror Common Stock shall be void.

(e) All cash paid and Stock Consideration issued in accordance with this Article II including the Indemnity Holdback shall be deemed to have been paid in full satisfaction of all rights pertaining to such Company Stock. From and after the Effective Time, the holders of Certificates shall cease to have any rights with respect to the Company Stock represented thereby, except as otherwise provided herein or by Law.

(f) Acquiror or Surviving Corporation are entitled to deduct and withhold from any consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold under applicable tax Law, which amounts shall be treated as having been paid to the applicable Person in respect to which such deduction and withholding was made.

(g) No less than one Business Day prior to the Closing, the Company will provide to Acquiror, in each case certified as accurate and complete by an authorized officer of the Company:

(i) An estimated balance sheet of the Company as of the Closing Date prepared in accordance with Schedule 1.1 (the “Estimated Closing Balance Sheet”) and based upon the methodology applied therein, reflecting the Company’s good faith estimate of the Closing Tangible Net Book Value (“Estimated Tangible Net Book Value”);

(ii) a true and complete list of all Debt outstanding as of the Closing Date certified by an authorized officer of the Company (the “Schedule of Debt”); and

(iii) an itemized schedule certified by an authorized officer of the Company (the “Schedule of Expenses”) of (A) all Transaction Expenses that have been invoiced and not paid as of the Closing Date, (B) a good faith estimate of all such additional Transaction Expenses that shall have been incurred as of the Closing Date not reflected in (A) or expected to be incurred after the Closing Date.

(h) The fees and expenses set forth as Transaction Expenses on the Schedule of Expenses that are not paid by the Company on or before the Closing Date shall be paid by Surviving Corporation promptly after they are billed up to the amount set forth on the Schedule of Expenses; provided, that fees and expenses in excess of the amounts in the Schedule of Expenses shall be the sole responsibility of the Stockholders.

(i) In no event shall Acquiror issue any certificate or make any book entry representing less than one full share of Acquiror Common Stock for any purpose, but in lieu of any such fractional share, each Stockholder who would otherwise have been entitled to a fraction of a share shall be credited in the Indemnity Holdback upon such surrender, after aggregating all fractional shares, cash without interest (rounded to the nearest whole cent) equal to the product of (i) such fraction multiplied by (ii) the Closing Stock Value.

(j) The issuance of the Stock Consideration shall not be registered, shall be “restricted securities” under applicable securities laws, and such shares may not be resold without registration under the Securities Act of 1933, as amended (the “Securities Act”) or pursuant to an exemption therefrom. Each certificate or book entry evidencing the Stock Consideration shall bear the following legend and any legend required by Law:

THE SHARES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY LAWS OF ANY APPLICABLE JURISDICTION, AND MAY NOT BE OFFERED, SOLD, TRANSFERRED, ASSIGNED, HYPOTHECATED OR

OTHERWISE DISPOSED OF EXCEPT IN ACCORDANCE WITH AN EXEMPTION FROM REGISTRATION PURSUANT TO SUCH LAWS.

THE SHARES EVIDENCED HEREBY ARE SUBJECT TO THE TERMS, INCLUDING FORFEITURE PROVISIONS OF THAT CERTAIN AGREEMENT AND PLAN OF MERGER WITH ADEPT TECHNOLOGY, INC.

Section 2.11 Post-Closing Adjustment.

(a) Within 20 Business Days after the Closing Date, Acquiror shall deliver to the Stockholder Agent a balance sheet of the Company and its Subsidiaries, dated as of the Closing Date prepared in accordance with Schedule 1.1B and without reflecting the Closing (the “Closing Balance Sheet”) reflecting the Closing Tangible Net Book Value, provided, that no accounting adjustments in respect of the transactions contemplated by this Agreement shall be made except as may be provided in Schedule 2.11; provided further, that in the event of a conflict between GAAP and consistent application as contemplated in Schedule 1.1B, Schedule 1.1B shall prevail.

(b) During the ten Business Days following delivery of the Closing Balance Sheet to the Stockholder Agent, Acquiror shall use its commercially reasonable efforts to provide the Stockholder Agent with access to the working papers of Acquiror relating to the Closing Balance Sheet requested by the Stockholder Agent, and Acquiror shall cooperate with the Stockholder Agent to provide it with other information used in preparing the Closing Balance Sheet reasonably requested by the Stockholder Agent. The Closing Balance Sheet and Closing Tangible Net Book Value shall become final and binding on the close of business on the 30th Business Day following delivery thereof, unless prior to such time, the Stockholder Agent delivers to Acquiror written notice of its disagreement (a “Notice of Disagreement”) specifying the nature and amount of any disputed item. The Stockholder Agent shall be deemed to have agreed with all items and amounts in the Closing Balance Sheet not specifically referenced in the Notice of Disagreement, and such items and amounts shall not be subject to review or claim.

(c) During the ten Business Days following receipt by Acquiror of a Notice of Disagreement, the parties in good faith shall seek to resolve any differences that they may have with respect to the matters therein. During such ten Business Day period, the Stockholder Agent shall use its commercially reasonable efforts to provide Acquiror with access to the working papers of the Stockholder Agent relating to such Notice of Disagreement, and the Stockholder Agent and its agents shall cooperate with Acquiror to provide it with any other information used to prepare such Notice of Disagreement reasonably requested by Acquiror. Any disputed items resolved between the Stockholder Agent and Acquiror within such ten Business Day period shall be recorded in writing signed by such parties and shall be final and binding, and if the Stockholder Agent and Acquiror agree in writing on the amount of the Closing Tangible Net Book Value, the amount so determined shall be final and binding. If the Stockholder Agent and Acquiror have not resolved all such differences by the end of such ten Business Day period, the Stockholder Agent and Acquiror shall submit, in writing, to an independent public accounting firm or accountant mutually acceptable to Acquiror and the Stockholder Agent

(the “Independent Accountant”), and in the absence of such agreement shall be Ernst & Young LLP, their briefs detailing their positions as to the correct nature and amount of each item remaining in dispute and the amount of the Closing Tangible Net Book Value, and the Independent Accountant shall make a written determination as to each such disputed item and the amount of the Closing Tangible Net Book Value, which determination shall be final and binding. The Independent Accountant shall resolve only items remaining in dispute between the parties within the range of the difference between Acquiror’s position and the Stockholder Agent’s position with respect thereto. The Stockholder Agent and Acquiror shall use their commercially reasonable efforts to cause the Independent Accountant to render a written decision resolving the matters submitted to it within 20 Business Days following the submission thereof. The costs of any such dispute resolution, including the fees and expenses of the Independent Accountant and of any enforcement of the determination thereof, shall be borne by the Stockholder Agent and Acquiror in inverse proportion as they may prevail on the matters resolved by the Independent Accountant, which proportionate allocation shall be calculated on an aggregate basis based on the relative dollar values of the amounts in dispute and shall be determined by the Independent Accountant at the time the determination of such firm is rendered on the matters submitted. The fees and disbursements of the agents of each party incurred in connection with their preparation or review of the Closing Balance Sheet and preparation or review of any Notice of Disagreement, as applicable, shall be borne by such party.

(d) The Merger Consideration shall be adjusted, upwards or downwards, as follows (with amounts for Dissenting Shares to be held by Acquiror):

(i) if the Closing Tangible Net Book Value as determined pursuant to Section 2.11 is greater than the Estimated Tangible Net Book Value, the Merger Consideration shall be adjusted upwards in an amount equal to the difference between the Closing Tangible Net Book Value and the Estimated Tangible Net Book Value, and Acquiror shall include such amount in the Indemnity Holdback on the terms set forth in Article VII for distribution, without interest, to the Stockholders as contemplated by Sections 2.7 and 2.10 and Article VII; and

(ii) if the Estimated Tangible Net Book Value is greater than the Closing Tangible Net Book Value as finally determined pursuant to Section 2.11, the Merger Consideration shall be adjusted downwards in an amount equal to the difference between the Estimated Tangible Net Book Value and the Closing Tangible Net Book Value. In such event, Acquiror shall cancel a number of shares of Stock Consideration in the Indemnity Holdback with an aggregate value equal to the amount of the deficiency (rounded to the nearest whole share) determined based upon the Claim Stock Value. Cancellation of the Stock and forfeiture by the Stockholders shall be determined based upon such Stockholders Proportionate Share.

Section 2.12 Contingent Payment.

(a) For purposes of this Agreement, the following terms shall have the meaning set forth below:

“Company Products/Services” shall mean: (A) all products owned, developed, marketed or sold by the Company or its Subsidiaries, or on the Company’s product roadmap, in each case listed on Schedule 2.12(a)(i); (B) all revisions and enhancements to any products referred to in (A) sold as a packaging solution after the Effective Time; and (C) all products relating to packaging solutions, loading and grading in the AdeptPAC product line, (D) services, maintenance and consumables sold in connection with the products set forth in items (A) through (C), and (E) any other packaging solution (but not any single component including the Acquiror Quattro, Cobra or other stand-alone products) with gripping offered by the Company as part of AdeptPAC or otherwise, which includes the products identified in (A) or (B) above, or Company Intellectual Property, Company Registered IP or Company Software.

“Contingent Payment” shall mean an amount in cash equal to ten percent of the amount by which Revenue for the applicable Contingent Payment Period exceeds the threshold amount for such Contingent Payment Period set forth in Schedule 2.12(a)(ii), and shall be zero if Revenues do not exceed the threshold for the applicable Contingent Payment Period.

“Contingent Payment Periods” shall mean the three year long periods set forth on Schedule 2.12(a)(ii).

“Revenues” shall mean the consolidated revenue (net of rebates, accruals for rebates, and returns) recognized by Acquiror and its Subsidiaries for sales of Company Products/Services during the Contingent Payment Period in accordance with GAAP as applied by Acquiror.

(b) Except as required by applicable Law, any Contingent Payment shall be an adjustment to the Merger Consideration for Tax purposes and shall be treated as such by Acquiror, Surviving Corporation and the Stockholders on their Tax Returns.

(c) Acquiror shall deliver to the Stockholder Agent on or before the 90th day following the end of each Contingent Payment Period a written report specifying the Revenues and calculating the amount of any Contingent Payment for such Contingent Payment Period, if any (each, a “Contingent Payment Report”), accompanied by supporting documentation reflecting the sales or licenses of Company Products/Services generating such Revenues.

(i) The Stockholder Agent shall be deemed to have accepted the Contingent Payment Report, and the calculations set forth in the Contingent Payment Report shall become final and binding on the 30th Business Day following delivery thereof, unless prior to the end of such 30 Business Day period, the Stockholder Agent delivers to Acquiror written notice of its disagreement (the “Contingent Payment Disagreement Notice”) specifying the nature and amount of the disagreement. During the ten Business Day period following delivery of a Contingent Payment Disagreement Notice, the parties in good faith shall seek to resolve any difference with respect to the matters specified therein. If the Stockholder Agent and Acquiror have not resolved all such differences by the end of such ten Business Day period, the Stockholder Agent may notify Acquiror in writing that it has opted to have the Independent Accountant audit the Contingent Payment Report, and the parties shall promptly engage the Independent Accountant to review the Contingent Payment Report and related supporting documentation. If the Stockholder Agent does not provide such notice within such 30 Business Day time period specified above, the Contingent Payment Report shall become final and binding and neither the Stockholder Agent nor any other Stockholder shall make any claim in connection therewith.

(ii) If the Independent Accountant is engaged, Acquiror shall reasonably cooperate with the Independent Accountant and shall provide the Independent Accountant access to such books and records relating to the Company Products/Services as may be reasonably necessary to permit a determination by the Independent Accountant of the accuracy of the Contingent Payment Report. The parties will use their commercially reasonable efforts to cause the Independent Accountant to complete its work and deliver the Audited Contingent Payment Report within thirty (30) Business Days following its engagement pursuant to this Section 2.12. The Independent Accountant shall determine the amount of the Revenues and the Contingent Payment, if any, in accordance with this Section 2.12 and shall deliver a report of its determination to the Stockholder Agent and Acquiror (the “Audited Contingent Payment Report”). The determination of the Contingent Payment set forth in the Audited Contingent Payment Report shall be accompanied by a statement of the Independent Accountant that it reached such determination in accordance with this Section 2.12 and shall be final and binding. Judgment may be entered upon the written determination of the Independent Accountant in any court referred to in Section 9.9. The fees and expenses of the Independent Accountant incurred pursuant to this Section 2.12 shall be borne by the Stockholder Agent and Acquiror in inverse proportion as they may prevail on the matters resolved by the Independent Accountant, which proportionate allocation shall be calculated on an aggregate basis based on the relative dollar values of the amounts in dispute and shall be determined by the Independent Accountant at the time the determination of such firm is rendered on the matters submitted. The fees and disbursements of the agents of each party incurred in connection with their preparation or review of the Contingent Payment Report and preparation or review of any Contingent Payment Disagreement Notice, as applicable, shall be borne by such party incurring such expense.

(d) Upon the acceptance of the Contingent Payment Report by the Stockholder Agent or upon the delivery of the Audited Contingent Payment Report in accordance with Section 2.12(c), Acquiror shall, within ten Business Days after such acceptance or delivery, pay to the Stockholders the amount of the Contingent Payment in accordance with Section 2.7, subject to any offset permitted by Section 7.5.

(e) Acquiror shall, and shall cause its Subsidiaries to, determine the manner in which to operate the business of Acquiror relating to the Company Products/Services in good faith in consideration of the best interests of Acquiror’s stockholders, and also including good faith consideration of Acquiror’s agreements in this Section 2.12.

(f) Anything to the contrary in this Agreement notwithstanding, prior to the Holdback Release Date, any Contingent Payment in excess of the Liquidation Preference Deficiency payable to the Stockholders prior to release of the Indemnity Holdback, unless retained or forfeited pursuant to Article VII, shall be paid by or on behalf of Acquiror to the Stockholder Agent on behalf of the Stockholders to be held in escrow for the benefit of the Stockholders (such funds, the “Escrowed Amount”) pending the determination of the Stock Consideration remaining in the Indemnity Holdback after satisfaction of any indemnifiable Losses. Upon delivery to the Stockholder Agent of such Contingent Payment in excess of the Liquidation Preference Deficiency, Acquiror and the Surviving Corporation shall have no further obligations with respect to such Contingent Payment for such Contingent Payment Period to the Stockholders, and the Stockholder Agent shall be responsible in all respects for the distribution and Tax withholdings (as applicable) in respect thereof. Promptly following the Holdback Release Date, the Stockholder Agent shall distribute the Escrowed Amount, if any, to the Stockholders in accordance with the terms of this Agreement, including Section 2.7 and 2.10.

Section 2.13 Stockholder Agent.

(a) Upon the approval of this Agreement by the Company Stockholder Approval, each Stockholder shall be deemed to have consented to the appointment of Robert Spears as such Stockholder’s representative and attorney-in-fact (the “Stockholder Agent”), with full power of substitution to act on behalf of the Stockholders to the extent and in the manner set forth in this Agreement. All decisions, actions, consents and instructions by the Stockholder Agent shall bind all Stockholders, and no Stockholder shall have the right to object to, dissent from, protest or otherwise contest the same. Acquiror and Sub shall be entitled to rely on any decision, action, waiver, consent or instruction of the Stockholder Agent as being the decision, action, waiver, consent or instruction of the Stockholders, and Acquiror and Sub are hereby relieved from any liability to any Person for acts done by them in accordance with any such decision, act, waiver, consent or instruction. In the event of the death, incapacity, resignation or removal of the Stockholder Agent, a new Stockholder Agent shall be appointed by the vote or written consent of the surviving holders of a majority of Merger Consideration.

(b) The approval of this Agreement by the requisite vote or written consent of Stockholders shall constitute approval of all arrangements relating to the transactions contemplated hereby and to the provisions hereof binding upon the Stockholders, including Sections 2.7, 2.10, 2.12, 2.13 and Article VII.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

OF THE COMPANY

Except as set forth in the corresponding sections of the Disclosure Letter delivered to Acquiror upon execution and delivery of this Agreement (the “Disclosure Letter”) (which shall be qualified to the extent reasonably clear from such disclosure that it qualifies such section(s)), the Company hereby represents and warrants to Acquiror and Sub as follows:

Section 3.1 Organization and Qualification.

(a) Each of the Company and its Subsidiaries is (i) a corporation or limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation as set forth in Section 3.1(a) of the Disclosure Letter, and has full corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and (ii) duly qualified or licensed as a foreign entity to do business, and is in good standing, in each jurisdiction where the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for any such failure to be so qualified or licensed and in good standing that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b) The Company has furnished to Acquiror a complete and correct copy of the articles of incorporation and bylaws or equivalent organizational documents, each as amended to date, of the Company and its Subsidiaries. Such articles of incorporation, bylaws or equivalent organizational documents are in full force and effect. Neither the Company nor any of its Subsidiaries is in violation of any of its articles of incorporation, bylaws or equivalent organizational documents. The transfer books and minute books of each of the Company and its Subsidiaries that have been made available for inspection by Acquiror are true and complete.

Section 3.2 Authority. The Company has full corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it will be a party and, subject to obtaining approval of Stockholders representing more than fifty percent of the outstanding Series A Preferred Stock and a majority of the Company Stock (“Company Stockholder Approval”), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Company of this Agreement and each of the Ancillary Agreements to which the Company will be party and the consummation by the Company of the transactions contemplated hereby and thereby have been duly and validly authorized by the Board of Directors of the Company. The Board of Directors of the Company has (i) determined that this Agreement and the Merger are fair to and in the best interests of the Company and the Stockholders and (ii) resolved to recommend that the Stockholders approve and adopt this Agreement and the Merger. Except for obtaining Company Stockholder Approval, no other corporate proceedings of the Company are necessary to authorize the execution, delivery or performance by the Company and any of its Subsidiaries of this Agreement or any Ancillary Agreement or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and upon their execution each of the Ancillary Agreements to which the Company or any of its Subsidiaries will be a party will have been, duly executed and delivered by the Company or such Subsidiary, as applicable. This Agreement constitutes, and upon their execution each of the Ancillary Agreements to which the Company or one of its Subsidiaries will be a party will constitute, the legal, valid and binding obligations of the Company or its Subsidiary, enforceable against the Company or its respective Subsidiary in accordance with their respective terms.

Section 3.3 No Conflict; Required Filings and Consents. (a) The execution, delivery and performance by the Company of this Agreement and execution, delivery and performance by the Company or its Subsidiaries of the Ancillary Agreements to which the Company or the Subsidiary will be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not:

(i) conflict with or violate the articles of incorporation or bylaws or equivalent organizational documents of the Company or its Subsidiaries;

(ii) conflict with or violate any Law applicable to the Company or its Subsidiaries or their respective properties or assets; or

(iii) result in a breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, require any consent of any Person pursuant to, give to others any right of termination, amendment, modification, acceleration or cancellation of (except as provided for in Section 2.9 of the Agreement), allow the imposition of any fees or penalties, require the offering or making of any payment or redemption, give rise to any increased, guaranteed, accelerated or additional rights or entitlements of any Person or otherwise adversely affect any rights of the Company or any Subsidiary under, or result in the creation of any Encumbrance on any property, asset or right of the Company or any Subsidiary pursuant to, any note, bond, mortgage, indenture, agreement, lease, license, permit, franchise, instrument, obligation or other Contract to which the Company or any Subsidiary is a party or by which their respective properties, assets or rights are bound or affected.

Neither the Company nor any Subsidiary is required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance of this Agreement and any Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby or to prevent the termination of any right, privilege, license or qualification of the Company or any Subsidiary, except for (i) the filing of the Certificate of Merger with the Secretary of State of Delaware and Utah and (ii) such filings as may be required by any applicable federal or state securities or “blue sky” laws.

(b) No “fair price,” “interested shareholder,” “business combination” or similar provision of any state takeover Law is, or at the Effective Time will, apply to the transactions contemplated by this Agreement or the Ancillary Agreements.

Section 3.4 Capitalization. The authorized capital stock of the Company consists of 10,000,000 shares of Company Common Stock (“Company Common Stock”) and 2,500,000 shares of Company Preferred Stock of which all 2,500,000 shares have been designated as Series A Preferred Stock (“Company Preferred Stock,” and together with the Company Common Stock, “Company Stock”), of which 3,999,996 shares of Company Common Stock and 1,973,454 shares of Series A Preferred Stock are issued and outstanding on the date hereof, with the holders thereof set forth on Section 3.4 of the Disclosure Letter. Except as set forth in Section 3.4 of the Disclosure Letter, neither the Company nor any of its Subsidiaries has issued or agreed to issue any: (a) share of capital stock or other equity or ownership interest; (b) option, warrant or interest convertible into or exchangeable or exercisable for the purchase of shares of capital stock or other equity or ownership interests; (c) stock appreciation right, phantom stock, interest in the ownership or earnings of the Company or any of its Subsidiaries or other equity equivalent or equity-based award or right; or (d) bond, debenture or other indebtedness having the right to vote or convertible or exchangeable for securities having the right to vote. Each outstanding share of capital stock or other equity or ownership interest of the Company and its Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and in the case of its Subsidiaries, each such share or other equity or ownership interest is owned by the Company or another Subsidiary, free and clear of any Encumbrance. All of the aforesaid shares or other equity or ownership interests have been offered, sold and delivered by the Company or a Subsidiary in compliance with all applicable federal, state and foreign securities Laws. Except as set forth in Section 3.4 of the Disclosure Letter and rights of Acquiror and Sub under this Agreement, there are no outstanding obligations of the Company or any of its Subsidiaries to issue, sell or transfer or repurchase, redeem or otherwise acquire, or that relate to the holding, voting or disposition of, or that restrict the transfer of, the issued or unissued capital stock or other equity or ownership interests of the Company or any of its Subsidiaries. No shares of capital stock or other equity or ownership interests of the Company or any of its Subsidiaries have been issued in violation of any rights, agreements, arrangements or commitments under any provision of applicable Law, the article of incorporation or bylaws or equivalent organizational documents of the Company or any of its Subsidiaries or any Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound.

Section 3.5 Equity Interests. Except for the Subsidiaries listed in Section 3.5 of the Disclosure Letter, neither the Company nor any of its Subsidiaries directly or indirectly owns any equity, partnership, membership or similar interest in, or any interest convertible into, exercisable for the purchase of or exchangeable for any such equity, partnership, membership or similar interest, or is under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution or other investment in, or assume any liability or obligation of, any Person. The sole asset of the Company’s Pace Innovations, LC Subsidiary is intellectual property assigned pursuant to a patent assignment from Preben Hjornet.

Section 3.6 Financial Statements; No Undisclosed Liabilities.

(a) True and complete copies of the audited consolidated balance sheet of the Company and its Subsidiaries as at December 31, 2009, and the related audited consolidated statements of income, retained earnings, stockholders’ equity and changes in financial position of the Company and its Subsidiaries, together with all related notes and schedules thereto, accompanied by the reports thereon of the Company’s independent auditors (collectively referred to as the “Financial Statements”) and the unaudited consolidated balance sheet of the Company and its Subsidiaries as at November 30, 2010 and the related consolidated statements of income, retained earnings, stockholders’ equity and changes in financial position of the Company and its Subsidiaries (collectively referred to as the “Interim Financial Statements”), are attached as Section 3.6(a) of the Disclosure Letter. Each of the Financial Statements and the Interim Financial Statements (i) are

correct and complete in all material respects and have been prepared in accordance with the books and records of the Company and its Subsidiaries; (ii) except as set forth on Section 3.6(a) of the Disclosure Letter, have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated; and (iii) fairly present, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its Subsidiaries as at the respective dates thereof and for the respective periods indicated therein, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments that will not be material.

(b) Except as and to the extent adequately accrued or reserved against in the unaudited consolidated balance sheet of the Company and its Subsidiaries as at November 30, 2010 (the “Balance Sheet”), neither the Company nor any of its Subsidiaries has any liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, whether known or unknown and whether or not required by GAAP to be reflected in a consolidated balance sheet of the Company and its Subsidiaries or disclosed in the notes thereto, except for Transaction Expenses and for liabilities and obligations, incurred in the ordinary course of business consistent with past practice since the date of the Balance Sheet, that are not, individually or in the aggregate, material to the Company or its Subsidiaries. Without limiting the foregoing, all principal and interest due under any prior Debt of the Company and its Subsidiaries has been paid or otherwise satisfied in full, and was properly recorded on the financial statements and, to the extent required by applicable Law the Tax Returns, of the Company and its Subsidiaries.

(c) Anything to the contrary in this Agreement notwithstanding, the financial statements of the Company’s Danish subsidiary, InMoTx Europe A/S, have been prepared and presented in accordance with accounting principles generally accepted in Denmark.

Section 3.7 Absence of Certain Changes or Events. Since the date of the Balance Sheet: (a) the Company and its Subsidiaries have conducted its business only in the ordinary course consistent with past practice; (b) there has not been any change, event or development or prospective change, event or development that, individually or in the aggregate, has had or is reasonably likely to have a Company Material Adverse Effect; (c) the Company and its Subsidiaries have not suffered any loss, damage, destruction or other casualty affecting any of its respective material properties or assets, whether or not covered by insurance; and (d) none of the Company or its Subsidiaries has taken any action that, if taken after the date of this Agreement, would breach of any covenant set forth in Section 5.1.

Section 3.8 Compliance with Law; Permits.

(a) Each of the Company and its Subsidiaries is and has been in compliance in all material respects with all Laws applicable to it. None of the Company, any of its Subsidiaries nor any of its or their officers has received, nor is there any basis for, any notice, order, complaint or other communication from any Governmental Authority or any other Person that the Company or any of its Subsidiaries is not in compliance in any material respect with any Law applicable to it.

(b) The Company and its Subsidiaries hold all permits, licenses, franchises, approvals, certificates, consents, waivers, concessions, exemptions, orders, registrations, notices or other authorizations of any Governmental Authority necessary for each of the Company and its Subsidiaries to own, lease and operate its properties and to carry on its business in all material respects as currently conducted (the “Permits”). Each of the Company and its Subsidiaries is and has been in compliance in all material respects with all such Permits. No suspension, cancellation, modification, revocation or nonrenewal of any Permit is pending or, to the Company’s Knowledge, threatened in writing. The Company and its Subsidiaries will continue to have the use of all Permits following the Merger. No Permit is held in the name of any employee, officer, director, stockholder, agent or otherwise on behalf of the Company or any of its Subsidiaries.

(c) Without limiting the foregoing, all of the products of the Company and its Subsidiaries are properly classified, and the Company and its Subsidiaries have been and are in compliance with all such applicable Laws relating to the import or export of the Company’s Products.

(d) Without limiting the foregoing, (i) the Company and its Subsidiaries are and have been in compliance with, and are not in violation of, or liable under, any applicable Occupational Safety and Health Laws and (ii) no reason exists why the Company and its Subsidiaries would not be capable of continued operation of their businesses in compliance with applicable Occupational Safety and Health Laws without undue expense or burden after the Closing Date. Neither the Company nor any Subsidiary have received any written notice from any Government Authority or any other Person regarding (x) a failure to comply with applicable Occupational Safety and Health Law or (y) any obligation to undertake or bear any cost of any Occupational Safety and Health Liabilities, and, there are no facts or circumstances that can be reasonably expected to form the basis of (x) or (y).

Section 3.9 Litigation. There is no Action pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, or any material property or asset of the Company or any of its Subsidiaries, nor is there any basis for any such Action. There is no Action pending or, to the Knowledge of the Company, threatened seeking to prevent, hinder, modify, delay or challenge the transactions contemplated by this Agreement or any Ancillary Agreement. There is no outstanding order, writ, judgment, injunction, decree, determination or award of, or pending or, to the Knowledge of the Company, threatened investigation by, any Governmental Authority relating to the Company, any of its Subsidiaries, any of their respective properties or assets or the transactions contemplated by this Agreement or any Ancillary Agreement. There is no Action by the Company or any of its Subsidiaries pending, or which the Company or any of its Subsidiaries has commenced preparations to initiate, against any other Person.

Section 3.10 Employee Benefit Plans.

(a) Section 3.10(a) of the Disclosure Letter sets forth a true and complete list of:

(i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, pension, severance or other benefit plans, programs or arrangements, and all employment, termination, or severance or similar compensation agreements related to employees to which the Company or any of its Subsidiaries is a party or which are maintained, contributed to or sponsored by the Company or any of its Subsidiaries for the benefit of any current or former employee, officer or director of the Company or any of its Subsidiaries pursuant to which the Company or any of its Subsidiaries has or may have any liability or obligation;

(ii) each employee benefit plan for which the Company could incur liability under Section 4069 of ERISA in the event such plan has been or were to be terminated;

(iii) any plan in respect of which the Company could incur liability under Section 4212(c) of ERISA; and

(iv) any other Contracts between the Company or any of its Subsidiaries and any employee, officer or director of the Company or any of its Subsidiaries relating to such individuals’ employment or service to the Company or any of its Subsidiaries, including any Contracts relating in any way to a sale of the Company or any of its Subsidiaries ((i) to (iii), collectively, the “Plans”).

(b) Each Plan referred to in Section 3.10(a) is in writing. The Company has furnished or made available on its data site to Acquiror a true and complete copy of each such Plan and has delivered or made available to Acquiror a true and complete copy of each material document, if any, prepared in connection with each such Plan, including (i) a copy of each trust or other funding arrangement, (ii) each summary plan description and summary of material modifications, (iii) the most recently filed IRS Form 5500, (iv) the most recently received IRS determination letter for each such Plan and (v) to the extent required by Law or the Plan, the most recently prepared actuarial report and financial statement in connection with each such Plan. Neither the Company nor any of its Subsidiaries has any obligation (A) to create, incur liability with respect to or cause to exist any other employee benefit plan, program or arrangement, (B) to enter into any Contract to provide compensation or benefits to any individual or (C) to modify, change or terminate any Plan, other than with respect to a modification, change or termination required by ERISA or the Internal Revenue Code of 1986, as amended (the “Code”) or other applicable Law.

(c) No Plan is a multiemployer plan within the meaning of Section 3(37) or 4001(a)(3) of ERISA (a “Multiemployer Plan”) or a single employer pension plan within the meaning of Section 4001(a)(15) of ERISA or under Section 4063 or 4064 of ERISA (a “Multiple Employer Plan”). Except as set forth in Section 3.10(c) of the Disclosure Letter and except as otherwise required by the provisions of this Agreement or the Ancillary Agreements, none of such Multiemployer Plans or Multiple Employer Plans: (i) provides for the payment of separation, severance, termination or similar-type benefits to any person; (ii) obligates the Company or any of its Subsidiaries to pay separation, severance, termination or similar-type benefits solely or partially as a result of the transactions contemplated by this Agreement or the Ancillary Agreements; or (iii) obligates the Company or any of its Subsidiaries to make any payment or provide any benefit as a result of the transactions contemplated by this Agreement or any Ancillary Agreement. None of such Plans provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer or director of the Company or any of its Subsidiaries.

(d) Each Plan is now and always has been operated in accordance with its terms and the requirements of applicable Laws, including ERISA and the Code. Each of the Company and its Subsidiaries has performed all obligations required to be performed by it and is not in any respect in default under or in violation under any Plan, nor does the Company have any Knowledge of any such default or violation by any other party to any Plan. No Action is pending or, to the Knowledge of the Company, threatened with respect to any Plan, other than claims for benefits in the ordinary course, and no fact or event exists, to the Knowledge of the Company, that would give rise to any such Action.

(e) The Company has no Plan intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code.

(f) There has not been any prohibited transaction, within the meaning of Section 406 of ERISA or Section 4975 of the Code, with respect to any Plan. The Company has no liability under, arising out of or by operation of Title IV of ERISA, other than liability for premiums to the Pension Benefit Guaranty Corporation arising in the ordinary course, including any liability in connection with (i) the termination or reorganization of any employee benefit plan subject to Title IV of ERISA or (ii) the withdrawal from any Multiemployer Plan or Multiple Employer Plan, and no fact or event exists that could give rise to any such liability.

(g) All contributions, premiums or payments required to be made with respect to any Plan have been made on or before their due dates. All such contributions have been fully deducted for income tax purposes to the extent permitted by applicable Law. No such deduction has been challenged or disallowed by any Governmental Authority and no fact or event exists that would give rise to any such challenge or disallowance. As of the Closing Date, no Plan that is subject to Title IV of ERISA will have an “unfunded benefit liability” within the meaning of Section 4001(a)(18) of ERISA.

(h) There are no Actions (other than routine claims for benefits), pending or, to the Knowledge of the Company, threatened, anticipated or expected to be asserted with respect to any Plan or any related trust or other funding medium thereunder or with respect to the Company as the sponsor or fiduciary thereof or with respect to any other fiduciary thereof.

(i) No Plan or any related trust or other funding medium thereunder or any fiduciary thereof is, to the Knowledge of the Company, the subject of an audit, investigation or examination by any Governmental Authority.

(j) No “reportable event,” as such term is used in Section 4043 of ERISA, “accumulated funding deficiency,” as such term is used in Section 412 or 4971 of the Code or Section 302 of ERISA or application for or receipt of a waiver from the IRS of any minimum funding requirement under Section 412 of the Code has occurred with respect to any Plan.

(k) The Company and its ERISA Affiliates do not maintain any Plan which is a “group health plan,” as such term is defined in Section 5000(b)(1) of the Code, that has not been administered and operated in all respects in compliance with the applicable requirements of Section 601 of ERISA, Section 4980B(b) of the Code and the applicable provisions of the Health Insurance Portability and Accountability Act of 1986. The Company is not subject to any liability in excess of $5,000, including additional contributions, fines, penalties or loss of tax deduction as a result of such administration and operation.

(l) The Company is and has been in compliance in all material respects with the applicable requirements of Section 4980B of the Code and any similar state law (COBRA). The obligations of all Plans that provide health, welfare or similar insurance are fully insured by bona fide third-party insurers to the extent required.

Section 3.11 Labor and Employment Matters.

(a) Neither the Company nor any of its Subsidiaries is, nor has ever been, a party to any labor or collective bargaining Contract that pertains to employees of the Company or its Subsidiaries. There are no organizing activities or collective bargaining arrangements that could affect the Company or any of its Subsidiaries pending or under discussion with any labor organization or group of employees of the Company or any of its Subsidiaries. There is, and there has been, no labor dispute, strike, controversy, slowdown, work stoppage or lockout pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has breached or otherwise failed to comply with any collective bargaining or union Contract or works council terms. There are no pending or, to the Knowledge of the Company, threatened union or works council grievances or representation questions involving employees of the Company or its Subsidiaries.

(b) Neither the Company nor any of its Subsidiaries has engaged nor is engaging in any unfair labor practice under applicable Law. No unfair labor practice charge or complaint is pending or, to the Knowledge of the Company, threatened with respect to the Company or any of its Subsidiaries before the National Labor Relations Board, the Equal Employment Opportunity Commission or any Governmental Authority. Neither the Company nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices. None of the Company, its Subsidiaries or any of its or their officers has received any notice of intent by any Governmental Authority of an investigation relating to the Company or any of its Subsidiaries and, to the Knowledge of the Company, no such investigation is in progress. No claim or Action has been made or is pending by any current or former employee of the Company or any of its Subsidiaries as to employment matters that has not been resolved in all respects.

(c) The Company and each of its Subsidiaries have withheld and paid to the appropriate Governmental Authority or hold for payment not yet due to such Governmental Authority all amounts required to be withheld from employees of the Company or any of its Subsidiaries and are not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any applicable Laws relating to the employment of labor. The Company and each of its Subsidiaries have paid in full to all their respective employees or adequately accrued in accordance with GAAP for all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees.

(d) No current employee or officer of the Company or any of its Subsidiaries employed outside of the United States has provided written notice, or to the Knowledge of the Company, provided oral notice, of his intent to terminate his employment relationship with such entity following the consummation of the transactions contemplated hereby.

(e) All employees are authorized for employment by the Company or its respective employing Subsidiary in the jurisdiction in which such employee is working in accordance with applicable Law. No allegations of immigration-related unfair employment practices have been made with any Governmental Authority. The Company has completed and retained in accordance with applicable Law a Form I-9 or equivalent non-U.S. record for all employees. No employee currently employed by the Company or any Subsidiary is authorized for employment in the jurisdiction in which employed pursuant to a nonimmigrant visa.

Section 3.12 Accounts Receivable; Accounts Payable. All accounts receivable reflected on the Balance Sheet or to be reflected on the Closing Balance Sheet represent or will represent bona fide and valid obligations arising from sales actually made or services actually performed in the ordinary course of business. Unless paid prior to the Closing, as of the Closing Date, all accounts receivable will be current and collectible within 90 days after the respective due date net of the respective reserves shown on the Balance Sheet or the Closing Balance Sheet, which reserves (i) are adequate and calculated consistent with past practice, (ii) in the case of reserves on the Closing Balance Sheet, will not represent a greater percentage of accounts receivable as of the Closing than the reserve reflected on the Balance Sheet represented of the accounts receivable reflected therein and (iii) will not represent a change in the composition of such accounts receivable in terms of aging. There is no claim or right of offset, other than returns in the ordinary course of business with any obligor of any accounts receivable related to the amount or validity of such accounts receivable. All accounts payable and notes payable by the Company and its Subsidiaries to third parties have arisen in the ordinary course of business and no such account payable or note payable is delinquent more than 90 days in its payment as of the date hereof.

Section 3.13 Inventories. The inventories of the Company and its Subsidiaries, whether reflected on the Balance Sheet or subsequently acquired, are generally of a quality and quantity usable and/or salable at customary gross margins in the ordinary course of business. Such inventories are reflected on the Balance Sheet and in the books and records of the Company in accordance with GAAP applied on a basis consistent with past practice. The inventory is adequate but not in excess of normal operating requirements for the conduct of the business of the Company and its Subsidiaries.

Section 3.14 Customers and Suppliers.

(a) Section 3.14(a) of the Disclosure Letter sets forth a true and complete list of (i) the names and addresses of the top ten customers and licensees of the Company and its Subsidiaries, (ii) the amount for which each such customer was invoiced during such period and (iii) the percentage of the total sales represented by sales to each such customer during such period. Neither the Company nor its Subsidiaries have received any notice nor have any reason to believe that any of such customers (A) is seeking a refund for the purchase of products and services from the Company or has a pending warranty claim, (B) has ceased or substantially reduced, or will cease or substantially reduce, use of products or services of the Company and its Subsidiaries or (C) has sought, or is seeking, to reduce the price it will pay for such products and services, including as a result of the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.

(b) Section 3.14(b) of the Disclosure Letter sets forth a true and complete list of (i) the top ten suppliers (by expense) of the Company and its Subsidiaries during for the 12 months ending November 30, 2010 and (ii) the amount for which each such supplier invoiced the Company and its Subsidiaries during such period. Neither the Company nor its Subsidiaries have received any notice or has any reason to believe that there has been any material adverse change in the price of such supplies or services provided by any such supplier, or than any such supplier will not sell supplies or services to Surviving Corporation after the Closing Date on terms and conditions substantially the same as those used in its current sales to the Company and its Subsidiaries, subject to general and customary price increases, including as a result of the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.

Section 3.15 Bank Accounts; Powers of Attorney. Section 3.15 of the Disclosure Letter sets forth a true and complete list of (a) all bank accounts or safe deposit boxes under the control or for the benefit of the Company and its Subsidiaries, (b) the names of all persons authorized to draw on or have access to such accounts and safe deposit boxes and (c) all outstanding powers of attorney or similar authorizations granted by the Company and its Subsidiaries, copies of which have been furnished to Acquiror.

Section 3.16 Warranties; Product Liability.

(a) The Company has delivered to Acquiror true and correct copies of all written warranties covering the respective products and services of the Company and its Subsidiaries. During the past three years, the aggregate return and warranty expense experienced in any one year by the Company and its Subsidiaries, taken as a whole, did not exceed $1,000. Neither the Company nor any of its Subsidiaries has paid, offered to pay, or received a claim for payment of any damages in respect of installation of Company products or other customer activities.

(b) There is no basis for any product liability, or to the Company’s Knowledge, any other warranty, material backcharge, material additional work, field repair or other claims by any third party arising from (x) sale, distribution or installation or use of products or services rendered by the Company and its Subsidiaries, or the manufacture of products by the Company and its Subsidiaries made prior to Closing whether delivered to a customer before or after the Closing Date (except with respect to any liability or obligation arising out of any action by Acquiror after the Closing Date) or (y) the operation of the Company’s business during the period through and including the Closing Date.

Section 3.17 Employees.

(a) Except to the extent such disclosure violates applicable Law, Section 3.17 of the Disclosure Letter lists the name, place of employment, current annual salary rates, bonuses, deferred or contingent compensation, pension, accrued vacation, or change of control benefits, the date of employment and a description of the position and job function of each current employee, officer, director, consultant or agent of the Company and its Subsidiaries (and notes each excluded category of information).

(b) All directors, officers, and employees of the Company and its Subsidiaries are under written obligation to maintain in confidence all confidential or proprietary information acquired by them in the course of their employment and to assign to the Company all inventions made by them within the scope of their employment during such employment and for a reasonable period thereafter.

Section 3.18 Certain Payments. Neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any of their respective directors, officers, Representatives or employees, (a) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees, (c) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977 or equivalent foreign Law, (d) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties or (e) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment of any nature.

Section 3.19 Title to, Sufficiency and Condition of Assets.

(a) The Company and its Subsidiaries have good and valid title to or a valid leasehold interest in all of their assets, except inventory reflected on the Balance Sheet sold in the ordinary course of business consistent with past practice. The assets owned or leased by, or licensed to, the Company and its Subsidiaries constitute all of the assets necessary for the Company and its Subsidiaries to carry on their business as currently conducted. Except as set forth on Section 3.19 of the Disclosure Letter, none of the assets owned or leased by the Company or any of its Subsidiaries is subject to any

Encumbrance, other than (i) liens for current taxes and assessments not yet past due, or (ii) mechanics’, workmen’s, repairmen’s, warehousemen’s and carriers’ liens arising in the ordinary course of business consistent with past practice (collectively, “Permitted Encumbrances”).

(b) All tangible assets owned or leased by the Company or its Subsidiaries have been maintained in all material respects in accordance with generally accepted industry practice.

Section 3.20 Real Property.

(a) Neither the Company nor any of Subsidiaries has ever owned any Real Property. Section 3.20 of the Disclosure Letter sets forth a true and complete list of all Leased Real Property. The Company or its one of its Subsidiaries has good and marketable leasehold title to all Leased Real Property free and clear of all Encumbrances except Permitted Encumbrances. No parcel of Leased Real Property is subject to any governmental decree or order to be sold or is being condemned, expropriated or otherwise taken by any Governmental Authority, nor, to the Knowledge of the Company, has any such condemnation, expropriation or taking been proposed. All leases of Leased Real Property and all amendments and modifications thereto are in full force and effect, and there exists no default under any such lease by the Company, any Subsidiary or any other party thereto, nor any event which, with notice or lapse of time or both, would constitute a default thereunder by the Company, any Subsidiary or any other party thereto. All leases of Leased Real Property shall remain valid and binding in accordance with their terms following the Closing.

(b) There are no contractual or legal restrictions that preclude or restrict the ability to use any Leased Real Property by the Company and its Subsidiaries for its respective current or contemplated use. To the Company’s Knowledge, there are no material latent defects or material adverse physical conditions affecting the Leased Real Property. To the Company’s Knowledge, all structures and other buildings on Leased Real Property are adequately maintained and are in good operating condition for the requirements of the business of the Company and its Subsidiaries as currently conducted.

Section 3.21 Intellectual Property.

(a) Section 3.21(a) of the Disclosure Letter sets forth a true and complete list of all patents, Copyrights (including all registered Copyrights and all material unregistered Copyrights, and applications therefor), registered and material unregistered Marks, and Domain Name Registrations, including any pending applications for any of the foregoing, owned (in whole or in part) by or exclusively licensed to the Company or any of its Subsidiaries, identifying for each whether it is owned by or exclusively licensed to the Company or its Subsidiaries.

(b) No registered Mark identified on Section 3.21(a) of the Disclosure Letter as being owned by the Company or a Subsidiary is now, or has been as of the date of this Agreement, involved in any opposition or cancellation proceeding and, to the

Knowledge of the Company, no such proceeding is or has been threatened with respect to any of such Marks. No Patent identified on Section 3.21(a) of the Disclosure Letter as being owned by the Company or any Subsidiary is now, or has been, involved in any interference, reissue or reexamination proceeding and, to the Knowledge of the Company, no such proceeding is or has been threatened with respect thereto any of such Patents.

(c) The Company and its Subsidiaries exclusively own, free and clear of any and all Encumbrances (other than Permitted Encumbrances disclosed in the Disclosure Letter), all Intellectual Property identified on Section 3.21(a) of the Disclosure Letter as being owned by the Company or its Subsidiaries and all other Intellectual Property used in the Company’s and its Subsidiaries’ business other than Intellectual Property that is licensed to the Company or its Subsidiaries by a third party licensor pursuant to a written license agreement that remains in effect. Except as set forth on Section 3.21(b) of the Disclosure Letter, the Company and its Subsidiaries have not jointly developed with any other Person any Intellectual Property that is either used in or necessary for the operation of the business of the Company and its Subsidiaries (other than employees, consultants, or contractors of the Company or its Subsidiaries who have assigned any resulting Intellectual Property rights to the Company or a Subsidiary pursuant to a written agreement) and no other Person has an ownership interest in any of the Company’s and its Subsidiaries’ Intellectual Property. The Company and its Subsidiaries have not received any written notice or claim, or to the Company’s Knowledge, oral claim, challenging the ownership of any of the Intellectual Property owned (in whole or in part) by the Company or its Subsidiaries, nor to the Knowledge of the Company is there a reasonable basis for any claim that the Company or its Subsidiaries does not so own any of such Intellectual Property.

(d) The Company and its Subsidiaries have taken reasonable steps in accordance with relevant industry practices to protect its rights in the Intellectual Property disclosed in Section 3.21(a) of the Disclosure Letter and at all times have maintained the confidentiality of all information that constitutes or constituted a Trade Secret of the Company and its Subsidiaries. All current and former employees, consultants and contractors of the Company and its Subsidiaries have executed and delivered proprietary information, confidentiality and assignment agreements substantially in the Company’s or its Subsidiaries’ standard forms (such forms having been provided to Acquiror).

(e) All registered Marks, issued Patents and registered Copyrights identified on Section 3.21(a) of the Disclosure Letter (“Company Registered IP”) are valid and subsisting and, to the Knowledge of the Company, enforceable. Neither the Company nor any of its Subsidiaries has received any written, or to the Company’s Knowledge, oral, notice or claim challenging the validity or enforceability of any Company Registered IP or alleging any misuse of such Company Registered IP. The Company and its Subsidiaries have not failed to pay any filing, examination, issuance, post registration and maintenance fees, annuities and the like, and to the Knowledge of the Company, the Company and its Subsidiaries have not taken any other action or failed to take any action that could reasonably be expected to result in the abandonment, cancellation, forfeiture, relinquishment, invalidation or unenforceability of any of the Company Registered IP

(including the failure to disclose any known material prior art in connection with the prosecution of patent applications).

(f) The development, manufacture, sale, distribution or other commercial exploitation of products, and the provision of any services, by or on behalf of the Company and its Subsidiaries, and all of the other activities or operations of the Company and its Subsidiaries, have not infringed upon, misappropriated, violated, diluted or constituted the unauthorized use of, any Intellectual Property of any third party. Neither the Company nor any of its Subsidiaries have received any notice or claim asserting or suggesting that any infringement, misappropriation, violation, dilution or unauthorized use is or may be occurring or has or may have occurred, nor to the Knowledge of the Company, is there a reasonable basis therefor. No Intellectual Property owned by or licensed to the Company or its Subsidiaries is subject to any outstanding order, judgment, decree or stipulation restricting the use or licensing thereof by the Company or its Subsidiaries. Except as disclosed on Section 3.21(f) of the Disclosure Letter regarding products using open source software, no Intellectual Property owned by or licensed to the Company or its Subsidiaries is subject to any agreement restricting the use or licensing thereof by the Company or its Subsidiaries. To the Knowledge of the Company, no Person is misappropriating, infringing, diluting or violating any Intellectual Property owned by or exclusively licensed to the Company or its Subsidiaries.

(g) Section 3.21(g)(i) of the Disclosure Letter sets forth a complete and accurate list of all in-bound or out-bound licenses, sublicenses and other agreements or permissions related to Intellectual Property under which the Company or any of its Subsidiaries is a licensor or licensee or is otherwise a party, except for non-exclusive “shrink wrap” or “clickwrap” licenses for commercially available “off-the-shelf” software or similar end-user license or other standard form agreement in the form set forth in Section 3.21(g)(ii) of the Disclosure Letter. Neither the Company nor any of its Subsidiaries have transferred ownership of, or granted any exclusive license with respect to, any material Intellectual Property. With respect to the Company-owned Intellectual Property, neither the Company nor any Subsidiary has granted (i) any Person the right to bring infringement actions with respect to, or otherwise to enforce rights with respect to, any charge of infringement of any such Intellectual Property, or (ii) any Person the right to control the prosecution of any such Intellectual Property. To the Knowledge of the Company, there are no existing agreements, options, commitments, or rights with, of or to any third party to acquire or obtain any rights to any of the Company-owned Intellectual Property. Upon the consummation of the Closing, Acquiror shall succeed to all of the contractual rights to Intellectual Property which Company and its Subsidiaries currently have, and all of such rights shall be exercisable by Acquiror to the same extent as by the Company prior to the Closing. To the Knowledge of the Company, no licensor of any material Intellectual Property licensed to and used by the Company or its Subsidiaries has threatened to terminate the Company’s license agreement to such Intellectual Property. After the Effective Time no royalties, license fees or other payment obligations will be owed to any Person in connection with the marketing, sale, use or other exploitation of any of the Company’s and its Subsidiaries’ products (or products being developed by or on behalf of the Company and its Subsidiaries).

(h) Except as set forth in Section 3.21(h) of the Disclosure Letter, and except for non-customized software applications that are used in the internal business operations of the Company and its Subsidiaries and that are generally commercially available on standard terms or generally available at no cost, the material software used by the Company and its Subsidiaries in connection with the business was either (1) developed by employees of the Company or its Subsidiaries within the scope of their employment as their original work product; (2) developed by independent contractors who have expressly assigned their rights to the Company or one of its Subsidiaries pursuant to written agreements; or (3) otherwise acquired by the Company and its Subsidiaries from a third party pursuant to a written agreement in which the ownership rights therein were expressly assigned to the Company or one of its Subsidiaries ((1), (2), and (3), collectively, the “Company Software”). Except as set forth in Section 3.21(h) of the Disclosure Letter, none of the Company Software incorporates any software, other technology or Intellectual Property of any university or academic institution.

(i) Except as set forth in Section 3.21(i) of the Disclosure Letter, none of the Company Software, in whole or in part, incorporates, links with or is distributed with any “open source”, “freeware”, “shareware” or other freely available public software (collectively, “Open Source Software”), including any software that is licensed under the Artistic License, the Mozilla Public License, the GPL or LGPL, that requires the distribution of source code in connection with the distribution of Open Source Software or that prohibits the Company or its Subsidiaries from charging a fee or otherwise limits the Company’s and its Subsidiaries’ freedom of action with regard to seeking compensation in connection with sublicensing or distributing such Open Source Software (whether in source code or object code form) (“Open Source License”). The Company and its Subsidiaries have complied in all material respects with the terms of the license agreements applicable to any Open Source Software that the Company and its Subsidiaries have used in the business. None of the Company’s and its Subsidiaries’ products has been or is required to be distributed in source code form, is subject to restrictions on charging a fee in connection with its distribution or has been or is required to be licensed under the license terms governing the use of Open Source Software, as a result of intermingling, integration, linking or use by the Company or its Subsidiaries of proprietary code contained in the products with any Open Source Software and/or the distribution thereof.

(j) The Company Software is free of any disabling codes or instructions (a “Disabling Code”), and any virus or other intentionally created, undocumented contaminant (a “Contaminant”) that may, or may be used to, access, modify, delete, damage or disable any Company Software or systems or that may result in material damage thereto. To the Company’s Knowledge, the Software licensed by the Company or its Subsidiaries from third parties is free of any material Disabling Codes or Contaminants that may, or may be used to, access, modify, delete, damage or disable any of the Company Software or related systems or that might result in material damage thereto. The Company and its Subsidiaries have taken reasonable steps to safeguard their systems and restrict unauthorized access thereto and to the Company’s Knowledge no such unauthorized access has occurred.

(k) Neither the Company nor its Subsidiaries have contributed or licensed, or agreed to contribute or license, any Company Software or Intellectual Property to or through, nor is a member of, any standards body, standard setting organization, industry consortium, licensing pool, governmental entity, or other industry group or consortium (each, a “Standards Body”). No funding or facilities of any Governmental Authority, or funding or facilities of a university, college, other educational or academic institution or research center, was used in the development of the Company Software or Intellectual Property developed and/or owned by the Company or its Subsidiaries (“Company Intellectual Property”). To the Knowledge of the Company, no current or former employee, consultant or independent contractor of the Company or its Subsidiaries, who was involved in, or who contributed to, the creation or development of any Company Software or Company Intellectual Property, was performing development services or otherwise was engaged in the creation of any Intellectual Property for any Governmental Authority, a university, college, or other educational institution, or a research center, during a period of time during which such employee, consultant or independent contractor was also performing services for the Company or its Subsidiaries.

Section 3.22 Taxes.

(a) Each of the Company and its Subsidiaries has accurately prepared and timely filed all Returns required to be filed by it. Such Returns are accurate and correct and do not contain a disclosure statement under Section 6662 of the Code or any predecessor provision or comparable provision of state, local or foreign Law. Each of the Company and its Subsidiaries is and has been in compliance with all applicable Laws pertaining to Taxes, including all applicable Laws relating to record retention and to withholdings of amounts for payment of Taxes. The Company’s repayment and cancellation of any Debt has been in compliance with applicable Tax law.

(b) Each of the Company and its Subsidiaries has timely paid all Taxes it is required to have paid and has adequately provided for all Taxes for which it is required to provide. All Taxes of the Company and its Subsidiaries accrued following the end of the most recent period covered by the Interim Financial Statements have been accrued in the ordinary course of business and do not exceed comparable amounts incurred in similar periods in prior years (taking into account any changes in the Company’s or Subsidiary’s operating results). Without limiting the foregoing, neither the Company nor any of its Subsidiaries has made any payment or benefit to a “service provider,” within the meaning of Code Section 409A, which were or are subject to additional income tax under Code Section 409A(a)(1)(B). Any Plan constituting a “non-qualified deferred compensation plan” within the meaning of Section 409A of the Code has been operated in compliance with Section 409A of the Code.

(c) No claim has been made in writing by any Taxing authority in any jurisdiction where the Company or any of its Subsidiaries does not file Returns that it is or may be subject to Tax by that jurisdiction. No extensions or waivers of statutes of limitations with respect to any Returns have been given by or requested from the Company or any of its Subsidiaries which are still in effect.

(d) Section 3.22(d) of the Disclosure Letter sets forth those taxable years for which examinations by Taxing authorities have been previously or are presently being conducted.

(e) Except as disclosed in Section 3.22(e) of the Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to any Action by any Taxing authority, nor does the Company or any of its Subsidiaries have Knowledge of any pending or threatened Action by any Taxing authority.

(f) All deficiencies asserted or assessments made against the Company or any of its Subsidiaries as a result of any examinations by any Taxing authority have been fully paid.

(g) There are no Encumbrances for Taxes, other than Encumbrances for current Taxes not yet due and payable, upon the assets of the Company or any of its Subsidiaries.

(h) Neither the Company nor any of its Subsidiaries is a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement.

(i) Neither the Company nor any of its Subsidiaries is a party to or bound by any closing agreement or offer in compromise with any Taxing authority.

(j) Neither the Company nor any of its Subsidiaries has been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code, or a member of a combined, consolidated or unitary group for state, local or foreign Tax purposes, other than a group of which the Company is the common parent. Neither the Company nor any of its Subsidiaries has any liability for Taxes of any Person other than the Company and its Subsidiaries under Treasury Regulations Section 1.1502-6 or any corresponding provision of state, local or foreign income Tax Law, as transferee or successor, by contract or otherwise. Neither the Company nor any of its Subsidiaries has made a consent dividend election under Section 565 of the Code or foreign Tax Law. Neither the Company nor any of its Subsidiaries has been a personal holding company under the Code or foreign Tax Law. Neither the Company nor any of its Subsidiaries has participated in an international boycott within the meaning of Section 999 of the Code or foreign Tax Law.

(k) None of the assets of the Company or any of its Subsidiaries is property that the Company or such Subsidiary is required to treat as being owned by any other Person pursuant to the so-called “safe harbor lease” provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, as amended. None of the assets of the Company or any of its Subsidiaries directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code. None of the assets of the Company or any of its Subsidiaries is “tax-exempt use property” within the meaning of Section 168(h) of the Code. None of the assets of the Company or any of its Subsidiaries is required to be or is being depreciated pursuant to the alternative depreciation system under Section 168(g)(2) of the Code.

(l) Neither the Company nor any of its Subsidiaries has agreed to make, nor is it required to make, any adjustment under Sections 481(a) or 263A of the Code or any comparable provision of state, local or foreign Tax Laws by reason of a change in accounting method or otherwise. Neither the Company nor any of its Subsidiaries has taken any action that is not in accordance with past practice that could defer a liability for Taxes of the Company or any Subsidiary from any taxable period ending on or before the Closing Date to any taxable period ending after such date. Each of the Company and its Subsidiaries has at all times used the accrual method of accounting for income Tax purposes.

(m) Neither the Company nor any of its Subsidiaries is a party to any Contract or Plan that (i) has resulted or would result, separately or in the aggregate, in connection with this Agreement or any change of control of the Company or its Subsidiaries, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code or (ii) could obligate it to make any payments that will not be fully deductible under Section 162(m) of the Code or foreign Tax Law.

(n) Section 3.22(n) of the Disclosure Letter sets forth all foreign jurisdictions in which the Company and its Subsidiaries are subject to Tax or are engaged in business. Neither the Company nor any of its Subsidiaries has entered into a gain recognition agreement pursuant to Treas. Reg. § 1.367(a)-8. Neither the Company nor any of its Subsidiaries has transferred any intangible the transfer of which would be subject to the rules of Section 367(d) of the Code. The Company and its Subsidiaries comply and have complied with transfer pricing rules under section 482 of the Code.

(o) Neither the Company nor any of its Subsidiaries is a party to any joint venture, partnership, or other arrangement or Contract that could be treated as a partnership for federal income tax purposes. Section 3.22(o) of the Disclosure Letter sets forth all elections pursuant to Treas. Reg. § 301.7701-3 that have been made by the Company or any of its Subsidiaries.

(p) Neither the Company nor any of its Subsidiaries is, or has been, a United States real property holding corporation, as defined in Section 897(c)(2) of the Code.

(q) Neither the Company nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code or foreign Tax Law.

(r) No employer or payroll Taxes or Tax withholding obligations of Acquiror or Surviving Corporation shall arise unless and until any Contingent Payment under Section 2.12 is made relating to the entitlement of the holders of Common Stock or Options to any Contingent Payment pursuant to Sections 2.7(b), 2.9 and 2.12.

Section 3.23 Environmental Matters.

(a) Each of the Company and its Subsidiaries is and has been in compliance with all applicable Environmental Laws. Neither the Company nor any of its Subsidiaries has received,

nor is there any basis for, any communication from a Governmental Authority or other Person alleging that the Company or any of its Subsidiaries is not in compliance or has any liability under any Environmental Law.

(b) No Hazardous Substances are or have been present, and there is and has been no Release or threatened Release of Hazardous Substances nor any clean-up or corrective action of any kind relating thereto, on any properties currently or formerly owned, leased or operated by or for the Company or any of its Subsidiaries or any predecessor company, at any location to which the Company or any of its Subsidiaries has sent any Hazardous Substances or at any other location with respect to which the Company or any of its Subsidiaries may be liable. No underground improvement, including any treatment or storage tank or water, gas or oil well, is or has been located on any property described in the foregoing sentence. Neither the Company nor any of its Subsidiaries is actually, contingently, potentially or allegedly liable for any Release of, threatened Release of or contamination by Hazardous Substances or otherwise under any Environmental Law. There is no pending or, to the Knowledge of the Company, threatened investigation by any Governmental Authority , nor any pending or, to the Knowledge of the Company, threatened Action with respect to the Company or any of its Subsidiaries relating to Hazardous Substances or otherwise under any Environmental Law.

(c) Each of the Company and its Subsidiaries holds all Environmental Permits, and is and has been in compliance therewith. Neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby will (i) require any notice to or consent of any Person pursuant to any Environmental Law or Environmental Permit or (ii) subject any Environmental Permit to suspension, cancellation, modification, revocation or nonrenewal.

Section 3.24 Material Contracts.

(a) Except as set forth in Section 3.24(a) of the Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to, bound by or subject to any Contract of the following nature (such Contracts required to be set forth in Section 3.24(a) of the Disclosure Letter being “Material Contracts”):

(i) any broker, distributor, dealer, manufacturer’s representative, franchise, agency, continuing sales or purchase, sales promotion, market research, marketing, consulting or advertising Contract;

(ii) any Contract (written or oral) relating to or evidencing Debt of the Company or any of its Subsidiaries;

(iii) any Contract pursuant to which the Company or any of its Subsidiaries has provided funds to or made any loan, capital contribution or other investment in, or assumed any liability or obligation of, any Person;

(iv) any Contract with or relating to any Governmental Authority;

(v) any Contract with any Related Party of the Company or any of its Subsidiaries;

(vi) any employment or consulting Contract, including Plan Contracts and all Contracts regarding compensation or commission arrangements, other than Contracts for employment covered in clause (v), that involves an aggregate future or potential liability (other than regular salary payments during the course of employment) in excess of $10,000;

(vii) any Contract that limits, or purports to limit, the ability of the Company or any of its Subsidiaries to compete in any line of business or with any Person or in any geographic area or during any period of time, or that restricts the right of the Company and its Subsidiaries to sell to or purchase from any Person or to hire any Person, or that grants any Person “most favored nation” status or any type of special discount rights or rights of exclusivity or first refusal;

(viii) any Contract that requires a consent to or otherwise contains a provision relating to a “change of control,” or that would prohibit or delay the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements;

(ix) any Contract pursuant to which the Company or any of its Subsidiaries is the lessee or lessor of, or holds, uses, or makes available for use to any Person (other than the Company or a Subsidiary), (A) any real property or (B) any tangible personal property that involves an aggregate future or potential liability or receivable, as the case may be, in excess of $10,000;

(x) any Contract for the sale or purchase of any real property, or for the sale or purchase of any tangible personal property in an amount in excess of $10,000;

(xi) any Contract providing for indemnification to or from any Person with respect to liabilities relating to any current or former business of the Company, any of its Subsidiaries or any predecessor Person;

(xii) any Contract licensing out any Intellectual Property of the Company or its Subsidiaries to another Person other than in a product license agreement between the Company or one of its Subsidiaries and a customer in the ordinary course on the standard terms used by the Company and its Subsidiaries (the form of which has been provided to Acquiror), and any Contract licensing to the Company or its Subsidiaries any Intellectual Property of another Person that is used in the Company’s and its Subsidiaries’ business and is not generally commercially available on standard terms “off the shelf” for less than $10,000;

(xiii) any joint venture or partnership, merger, asset or stock purchase or divestiture Contract relating to the Company or any of its Subsidiaries;

(xiv) any Contract for the purchase of any debt or equity security or other ownership interest of any Person, or for the issuance of any debt or equity security or other ownership interest, or the conversion of any obligation, instrument or security into debt or equity securities or other ownership interests of, the Company or any of its Subsidiaries;

(xv) any Contract relating to settlement of any Actions;

(xvi) any Contract that results in any Person holding a power of attorney from the Company or any of its Subsidiaries; and

(xvii) any other Contract, whether or not made in the ordinary course of business that (A) involves a future or potential liability or receivable, as the case may be, in excess of $10,000 on an annual basis or in excess of $10,000 over the current Contract term, (B) has a term, or continuing liabilities or obligations on the Company for a period of one year or more, and cannot be cancelled by the Company or a Subsidiary of the Company without penalty or further payment and without more than 30 days’ notice or (C) is material to the business, operations, assets, financial condition, results of operations or prospects of the Company and its Subsidiaries, taken as a whole.

(b) Each Material Contract is a legal, valid, binding and enforceable agreement and is in full force and effect. None of the Company or any of its Subsidiaries or, to the Knowledge of the Company, any other party is in breach or violation of, or (with or without notice or lapse of time or both) default under, any Material Contract, nor has the Company or any of its Subsidiaries received any claim of any such breach, violation or default. The Company has delivered or made available to Acquiror true and complete copies of all Material Contracts, including any amendments thereto.

Section 3.25 Affiliate Interests and Transactions.

(a) No Related Party of the Company or any of its Subsidiaries: (i) owns or has owned, directly or indirectly, any equity or other financial or voting interest in any competitor, supplier, licensor, lessor, distributor, independent contractor or customer of the Company or any of its Subsidiaries or their business; (ii) owns or has owned, directly or indirectly, or has or has had any interest in any property that the Company or its Subsidiaries uses or has used in or pertaining to the business of the Company or its Subsidiaries; or (iii) has or has had any business dealings or a financial interest in any transaction with the Company or any of its Subsidiaries or involving any assets or property of the Company or its Subsidiaries, other than business dealings or transactions conducted in the ordinary course of business at prevailing market prices and on prevailing market terms.

(b) There are no outstanding notes payable to, accounts receivable from or advances by the Company or any of its Subsidiaries to, and neither the Company nor any of its Subsidiaries is otherwise a debtor or creditor of, or has any liability or other obligation of any nature to, any Related Party of the Company or any of its Subsidiaries. Since the date of the Balance Sheet, neither the Company nor any of its Subsidiaries has incurred any obligation or liability to, or entered into or agreed to enter into any transaction with or for the benefit of, any Related Party of the Company or any of its Subsidiaries, other than the transactions contemplated by this Agreement and the Ancillary Agreements.

Section 3.26 Insurance. Section 3.26 of the Disclosure Letter sets forth a true and complete list of all casualty, directors and officers liability, general liability, product liability and all other types of insurance maintained with respect to the Company and its Subsidiaries, together with the limits for each such policy. All such policies are in full force and effect and no application therefor included a material misstatement or omission. All premiums have been paid to the extent due. No notice of cancellation, termination or reduction of coverage has been received with respect to any such policy. No claim is pending under any such policy. Section 3.26 of the Disclosure Letter identifies which insurance policies are “occurrence” or “claims made” and which Person is the policy holder. All material insurable risks in respect of the business and assets of the Company and its Subsidiaries are covered by such insurance policies and the types and amounts of coverage provided therein are usual and customary in the context of the business and operations in which the Company and its Subsidiaries are engaged. The activities and operations of the Company and its Subsidiaries have been conducted in a manner conforming in all material respects to such insurance policies. The consummation of the transactions contemplated by this Agreement and the Ancillary Agreements will not cause a cancellation or reduction in the coverage of such policies.

Section 3.27 Brokers. No broker, finder or investment banker is entitled to any broker, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

Section 3.28 Disclosure. None of the representations or warranties of the Company contained in this Agreement, as qualified by the Disclosure Letter, or information (other than as provided by Acquiror) included in any information statement, action by written consent or other document delivered by the Company to the Stockholders in connection with the transactions contemplated by this Agreement contains or will contain any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein not misleading

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

OF ACQUIROR AND SUB

Acquiror and Sub hereby represent and warrant to the Company as follows:

Section 4.1 Organization and Qualification. Each of Acquiror and Sub is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has full corporate power and authority to own, lease and operate its properties and to carry on its businesses as they are now being conducted.

Section 4.2 Authority. Each of Acquiror and Sub has full corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Acquiror and Sub of this Agreement and each Ancillary Agreement to which it will be a party and the consummation by Acquiror and Sub of the transactions contemplated hereby and thereby have been duly and validly authorized by the Boards of Directors of Acquiror and Sub and by Acquiror as the sole stockholder of Sub. No other corporate proceedings on the part of Acquiror or Sub are necessary to authorize this Agreement or any Ancillary Agreement or to consummate the transactions contemplated hereby or thereby. This Agreement has been, and upon their execution of the Ancillary Agreements to which Acquiror or Sub will be a party will have been, duly and validly executed and delivered by Acquiror and Sub, as applicable. This Agreement constitutes, and upon their execution of the Ancillary Agreements to which Acquiror or Sub will be a party will constitute, the legal, valid and binding obligations of Acquiror and Sub, as applicable, enforceable against Acquiror and Sub, as applicable, in accordance with their respective terms.

Section 4.3 No Conflict; Required Filings and Consents.

(a) The execution, delivery and performance by each of Acquiror and Sub of this Agreement and each of the Ancillary Agreements to which it will be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not:

(i) conflict with or violate the certificate of incorporation or bylaws of Acquiror or Sub;

(ii) conflict with or violate any Law applicable to Acquiror or Sub; or

(iii) result in any breach of, constitute a default under or require any consent of any Person pursuant to, any note, bond, mortgage, indenture, agreement, lease, license, permit, franchise, instrument or other Contract to which Acquiror or Sub is a party that is material to Acquiror, except for consent of Silicon Valley Bank, and any such conflicts, violations, breaches, defaults or other occurrences that do not, individually or in the aggregate, materially impair the ability of Acquiror or Sub to consummate, or prevent or materially delay, any of the transactions contemplated by this Agreement or the Ancillary Agreements or would have an Acquiror Material Adverse Effect.

(b) Neither Acquiror nor Sub is required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by Acquiror and Sub of this Agreement and the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby, except for (i) the filing of the Certificates of Merger with the Secretary of State of the States of Delaware and Utah and (ii) such filings as may be required by any applicable federal or state securities or “blue sky” laws and (iii) filing with the Nasdaq Global Market.

(c) Acquiror Common Stock is traded on the Nasdaq Global Market. Acquiror has not received written notice from the Nasdaq Global Market in the three years prior to the date of this Agreement that Acquiror is not in compliance with its listing maintenance requirements.

Section 4.4 Capitalization. The authorized capital stock of Acquiror consists of 19,000,000 shares of Common Stock, of which 9,403,100 shares of Common Stock were issued and outstanding as of November 5, 2010, and 1,000,000 shares of Preferred Stock, none of which are outstanding. Schedule 4.4 sets forth a list of the outstanding (a) options, warrants or interests convertible into or exchangeable or exercisable for the purchase of shares of capital stock or other equity or ownership interests of Acquiror (by aggregate amount not identifying the holders thereof); (b) stock appreciation right, phantom stock, interest in the ownership or earnings of Acquiror or other equity equivalent or equity-based award or right; or (c) bond, debenture or other indebtedness having the right to vote or convertible or exchangeable for securities having the right to vote. Except as set forth in Schedule 4.4 and except for Common Stock to be issued pursuant to this Agreement or any Ancillary Agreement, there are no outstanding obligations of Acquiror to issue, sell or transfer or repurchase, redeem or otherwise acquire the issued or unissued capital stock or other equity or ownership interests of Acquiror.

Section 4.5 SEC Documents. Acquiror has furnished to the Company its Annual Report on Form 10-K for the fiscal year ended June 30, 2010 and its Quarterly Report on Form 10-Q for the quarter ended September 25, 2010, which Acquiror filed under the Exchange Act with the SEC and, prior to Closing, Acquiror will have furnished the Company with true and complete copies of any additional statements, reports and documents filed with the SEC by Acquiror after the date hereof, but excluding any registration statement on Form S-3, Form S-8 or amendments or supplements thereto, prior to the Effective Time (collectively, the “SEC Documents”). The SEC Documents (i) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such SEC Documents, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

Section 4.6 Litigation. As of the date of this Agreement, there is no Action pending, or to the Knowledge of Acquiror, threatened in writing seeking to prevent, hinder, modify, delay or challenge the transactions contemplated by this Agreement or the Ancillary Agreements. There is no outstanding order, writ, judgment, injunction, decree, determination or award of, or pending, to the Knowledge of Acquiror, threatened investigation by any Governmental Authority relating to Acquiror, any of its properties or assets or the transactions contemplated by this Agreement or the Ancillary Agreements.

Section 4.7 Brokers. Except for Mooreland Partners, LLC, the fees of which will be paid by Acquiror, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Acquiror or Sub.

Section 4.8 Stock Consideration. The shares of Stock Consideration have been duly authorized and, upon issuance in accordance with the terms of this Agreement, will be validly issued, fully paid and non-assessable and free from all taxes and Encumbrances except as contemplated herein. Neither Acquiror nor any person acting for Acquiror, has conducted any “general solicitation,” as such term is defined in Regulation D of the Securities Act, with respect to any Acquiror Common Stock offered hereby.

ARTICLE V

OTHER COVENANTS

Section 5.1 Conduct of Business Prior to the Closing. Between the date of this Agreement and the Closing Date, unless Acquiror shall otherwise agree in writing and except as part of the Closure, the business of the Company and its Subsidiaries shall be conducted only in the ordinary course of business consistent with past practice; and the Company and its Subsidiaries shall, preserve substantially intact the business organization and assets of the Company and its Subsidiaries, keep available the services of the current officers, employees and consultants of the Company and its Subsidiaries and preserve the current relationships with customers, suppliers and Persons with which the Company and its Subsidiaries have significant business relations. Without limiting the foregoing, between the date of this Agreement and the Closing Date, neither the Company nor any of its Subsidiaries shall do, or propose to do, directly or indirectly, any of the following without the prior written consent of Acquiror or as explicitly contemplated by this Agreement:

(a) amend or otherwise change its articles of incorporation, bylaws or equivalent organizational documents;

(b) issue, sell, pledge, dispose of or otherwise subject to any Encumbrance (i) any shares of capital stock of the Company or any of its Subsidiaries, or any options, warrants, convertible securities or other rights of any kind to acquire any such shares, or any other ownership interest in the Company or any of its Subsidiaries (other than upon exercise of options or warrants outstanding on the date hereof or as provided in Section 6.3(g)) or (ii) any properties or assets of the Company or any of its Subsidiaries, other than sales of inventory and related licenses in the ordinary course of business consistent with past practice;

(c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, or make any other payment on or with respect to any of its capital stock;

(d) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock or make any other change with respect to its capital structure;

(e) acquire any Person or any material amount of assets, or enter into any joint venture, strategic alliance, exclusive dealing, noncompetition or similar Contract;

(f) except for the Merger or Closure, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or its Subsidiaries, or alter the corporate structure;

(g) without the prior written consent of Acquiror which shall not be unreasonably withheld, incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person, or make any loans or advances other than advances to employees for business expenses in the ordinary course consistent with past practice;

(h) amend, waive, modify or consent to the termination of any Material Contract, or amend, waive, modify or consent to the termination of the Company’s or any of its Subsidiaries’ rights thereunder, or enter into any Material Contract or any Contract other than in the ordinary course of business consistent with past practice;

(i) authorize, or make any commitment with respect to, any capital expenditures that are, individually or in the aggregate, in excess of $25,000 for the Company and its Subsidiaries taken as a whole;

(j) enter into any lease of real or personal property or any renewals thereof involving a term of more than one year or rental obligation exceeding $10,000 per year in any single case;

(k) increase the compensation or the benefits provided to its directors, officers or employees, or grant any severance or termination payment to, or pay, loan or advance any amount to (other than for business expenses consistent with past practice), any director, officer or employee of the Company or any of its Subsidiaries, or establish, adopt, enter into or amend any Plan;

(l) enter into any Contract with any Related Party of the Company or any of its Subsidiaries;

(m) make any change in any method of accounting or accounting practice or policy, except as required by GAAP;

(n) make, revoke or modify any Tax election, settle or compromise any Tax liability or file any Return other than on a basis consistent with past practice;

(o) pay, discharge or satisfy, or offer to do any of the foregoing, any claim, liability or obligation, other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice, of liabilities reflected or reserved against on the Balance Sheet or subsequently incurred in the ordinary course of business consistent with past practice;

(p) cancel, compromise, waive or release any right or claim other than in the ordinary course of business consistent with past practice;

(q) permit the lapse of any existing policy of insurance relating to the business or assets of the Company and its Subsidiaries;

(r) permit the lapse of any right relating to Intellectual Property or any other intangible asset used in the business of the Company or any of its Subsidiaries;

(s) accelerate the collection of or discount any accounts receivable, delay the payment of accounts payable or defer expenses, reduce inventories or otherwise increase cash on hand, except in the ordinary course of business consistent with past practice;

(t) commence or settle any Action;

(u) take any action, or fail to take any action, that would cause any representation or warranty made by the Company in this Agreement or any Ancillary Agreement to be untrue or result in a breach of any covenant made by the Company in this Agreement or any Ancillary Agreement, or that has or would reasonably be expected to have a Company Material Adverse Effect; or

(v) announce an intention, enter into any formal or informal agreement, or otherwise make a commitment to do any of the foregoing.

The Company shall deliver to Acquiror monthly financial statements of the Company and its Subsidiaries within 10 days of the end of each calendar month. Such financial statements shall be deemed to constitute “Interim Financial Statements” hereunder. Section 5.1(g) above notwithstanding, the Company may incur additional debt pursuant to the Note Purchase Agreement, dated November 8, 2010, by and among the Company and the persons and entities listed on Schedule I thereto, provided that such incurrence of additional debt does not cause the condition set forth in Section 6.3(g) not to be met unless the prior written consent of Acquiror is provided. The Company shall use its best efforts to cause its Stockholders and holders of Debt of the Company to take such actions (subject to consent of Acquiror as may be required pursuant to this Section 5.1) necessary to ensure that the determination of Closing Cash Consideration prior to Closing shall result in a positive or zero Closing Cash Consideration.

Section 5.2 Access to Information. The Company and its Subsidiaries shall afford Acquiror and its officers, directors, principals, employees, advisors, auditors, agents, bankers and other representatives (collectively, “Representatives”) access at all reasonable times to the Representatives, personnel, properties, facilities, customers, suppliers and books and records of the Company and its Subsidiaries, and shall furnish Acquiror with such information as Acquiror may reasonably request.

Section 5.3 Exclusivity. The Company agrees that between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement, the Company and its Subsidiaries shall not, and shall take all action necessary to ensure that none of its Stockholders or any of their respective Affiliates and Representatives shall (a) solicit, initiate, consider, encourage or accept any proposal or offer that constitutes an Acquisition Proposal or (b) participate in any discussions, conversations, negotiations or other communications regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way, assist or participate in, facilitate or encourage the submission of, any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal. The Company and its Subsidiaries, Stockholders and any Representatives immediately shall cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Persons with respect to any of the foregoing. The Company shall notify Acquiror as promptly as reasonably practicable and in no event more than 48 hours, orally and in writing if any such Acquisition Proposal, or any inquiry or other contact with any Person with respect thereto, is made. Any such notice shall indicate the Person making such Acquisition Proposal, inquiry or other contact and the terms and conditions of such Acquisition Proposal, inquiry or other contact. For purposes of this Agreement, “Acquisition Proposal” means any offer or proposal for, or any indication of interest in, any of the following, other than the Merger: (i) any direct or indirect acquisition or purchase of all or any portion of the capital stock of the Company or assets of the Company or its Subsidiaries (other than products and services sold in the ordinary course of business consistent with past practice), (ii) any merger, consolidation or other business combination relating to the Company or its Subsidiaries or (iii) any recapitalization, reorganization or any other extraordinary business transaction involving or otherwise relating to the Company and its Subsidiaries.

Section 5.4 Stockholder Meeting. As soon as practicable following execution of this Agreement, the Company shall take all action necessary in accordance with Utah Law and the Company’s articles of incorporation and bylaws to duly call, give notice of, convene and hold a meeting for Stockholders to vote upon the adoption and approval of this Agreement and the transactions contemplated hereby, or solicit the written consent of Stockholders thereto. The Company will, through its Board of Directors, recommend to the Stockholders the adoption and approval of this Agreement, shall not withdraw, modify or change such recommendation, and shall use its best efforts to obtain Company Stockholder Approval. As soon as practicable after execution of this Agreement, the Company shall deliver an information statement (the “Information Statement”) for Stockholders to approve this Agreement and the transactions contemplated hereby at a Stockholders’ meeting or by written consent containing the unanimous recommendation of the Board of Directors of the Company that the Stockholders approve this Agreement and the transactions contemplated hereby and the conclusion of the Board of Directors that the terms and conditions of the Merger are fair and reasonable to the Stockholders. The Company shall not include in the Information Statement any information with respect to Acquiror or its Affiliates unless the form and content of such information is approved by Acquiror prior to inclusion.

Section 5.5 Notification of Certain Matters; Supplements to Disclosure.

(a) The Company shall give prompt written notice to Acquiror of (i) the occurrence or non-occurrence of any change, condition or event the occurrence or non-

occurrence of which would render any representation or warranty of the Company contained in this Agreement or any Ancillary Agreement, if made on or immediately following the date of such event, untrue or inaccurate, (ii) the occurrence of any change, condition or event that has had or is reasonably likely to have a Company Material Adverse Effect, (iii) any failure to comply with or satisfy any covenant or agreement to be complied with or satisfied by the Company hereunder or any event or condition that would otherwise result in the nonfulfillment of any of the conditions to Acquiror’s and Sub’s obligations hereunder, (iv) any notice or other communication from any Person alleging that the consent of such Person may be required in connection with the transactions contemplated by this Agreement or the Ancillary Agreements or (v) any Action pending or, to the Company’s Knowledge, threatened against a party relating to the transactions contemplated by this Agreement or the Ancillary Agreements.

(b) The Company shall supplement the information in the Disclosure Letter for any matter now existing or hereafter arising that, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth in the Disclosure Letter or that is necessary to correct any information in the Disclosure Letter or in any representation or warranty of the Company which has been rendered inaccurate thereby promptly following discovery thereof prior to the Closing Date. No such supplement shall be deemed to cure any breach of any representation or warranty made in this Agreement or any Ancillary Agreement or have any effect for purposes of Section 6.3, the compliance by the Company with any covenant herein or the indemnification provided for in Article VII.

Section 5.6 Takeover Statutes. If any state takeover statute or similar Law shall apply to the transactions contemplated by this Agreement or the Ancillary Agreements, the Company and its Board of Directors shall grant such approvals and take such actions as are necessary so that the transactions contemplated hereby or thereby may be consummated as promptly as practicable on the terms contemplated hereby and thereby or act to eliminate the effects of such statute on the transactions contemplated hereby and thereby.

Section 5.7 Confidentiality. Each party shall hold, and shall cause its Affiliates and Representatives to hold, in confidence all documents and information furnished to it by or on behalf of any other party in connection with the transactions contemplated hereby pursuant to the terms of the confidentiality agreement dated January 1, 2007 between Acquiror and the Company (the “Confidentiality Agreement”) as if a party thereto. Until the Closing Date, each party shall, and shall cause its Affiliates and Representatives to, keep confidential, disclose only to its Affiliates or Representatives and use only in connection with the transactions contemplated by this Agreement and the Ancillary Agreements all confidential information obtained by them from any other party or its Affiliates or Representatives relating to such other party or the transactions contemplated hereby, unless disclosure of such information is required by applicable Law. Notwithstanding the foregoing or anything else in this Agreement, the Company may deliver the Information Statement to its shareholders in respect of the transactions contemplated hereby as is necessary to permit the Company to obtain the requisite stockholder approval pursuant to Section 5.4.

Section 5.8 Commercially Reasonable Efforts. Each party shall use all commercially reasonable efforts to take all appropriate action to do all things necessary, proper or advisable under applicable Law or otherwise to consummate the transactions contemplated by this Agreement and the Ancillary Agreements as promptly as practicable, including to (a) obtain from Governmental Authorities and other Persons all consents, approvals, authorizations, qualifications and orders as are necessary to consummate the transactions contemplated by this Agreement and the Ancillary Agreements, (b) promptly make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement required under applicable Law and (c) have vacated, lifted, reversed or overturned any order, decree, ruling, judgment, injunction or other Action in effect and that enjoins, restrains, conditions, makes illegal or otherwise restricts or prohibits the consummation of the transactions contemplated by this Agreement and any Ancillary Agreement. In furtherance and not in limitation of the foregoing, the Company and its Subsidiaries shall permit Acquiror to participate in the defense and settlement of any Action relating to this Agreement, the Merger or other transactions contemplated hereby, and the Company shall not settle or compromise any such Action without Acquiror’s written consent. Notwithstanding anything herein, Acquiror shall not be required to take or agree to undertake any action, including entering into any consent decree, hold separate order or other arrangement, that would (i) require the divestiture of any assets of Acquiror, the Company or any of their Affiliates or (ii) limit Acquiror’s freedom of action with respect to, or its ability to consolidate and control, the Company or any of its assets or businesses or any of Acquiror’s or its Affiliates’ other assets or businesses. Without limiting the foregoing, the Company shall give promptly such notice to third parties and obtain such third party consents as Acquiror may in its sole discretion deem necessary or desirable in connection with the transactions contemplated by this Agreement and the Ancillary Agreements. Acquiror and Sub shall cooperate with and assist the Company in giving such notices and obtaining such consents; provided, however, that neither Acquiror nor Sub shall have any obligation to give any guarantee or other consideration in connection with any such notice or consent or consent to any change in the terms of any Contract that Acquiror in its sole discretion may deem adverse to the interests of Acquiror, Sub or the Company and its Subsidiaries.

Section 5.9 Public Announcements. Each party shall consult with one another before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statement with respect to the transactions contemplated hereby, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law or any exchange listing standards applicable to such party.

Section 5.10 Stock Option Plans. Prior to the Effective Time, the Company shall take all actions reasonably necessary to ensure that all of the Company’s option or other equity-based plans shall terminate as of the Effective Time.

Section 5.11 D&O Tail Insurance. In the event that the Company purchases a tail policy in respect of the termination of its present directors and officers liability insurance policy (the “D&O Tail Policy”) at its cost, Acquiror agrees to maintain, and shall cause

Surviving Corporation to maintain, the D&O Tail Policy until it expires in accordance with its terms.

Section 5.12 Tax Matters.

(a) The Company shall cause to be prepared and timely filed all Tax Returns in respect of the Company and its Subsidiaries that are required to be filed on or before the Effective Time and shall pay any Taxes due on or prior to the Effective Time. Such Tax Returns shall be prepared by treating items on such Tax Returns in a manner consistent with the past practices of the Company and its Subsidiaries with respect to such items, except as required by applicable Law and as set forth in this Agreement.

(b) Acquiror and the Surviving Company shall cause to be prepared and filed all Tax Returns for the Company and its Subsidiaries for all periods ending on or prior to the Effective Time that are required to be filed after the Effective Time and for all Straddle Periods. Such Tax Returns shall be prepared by treating items on such Tax Returns in a manner consistent with the past practices of the Company and its Subsidiaries with respect to such items, except as Acquiror determines is necessary or appropriate by applicable Law. At least 15 days prior to filing any such Tax Return, Acquiror shall use its commercially reasonable efforts to deliver a copy of such Tax Return to the Stockholder Agent for its review, and the Stockholder Agent may comment within ten days after delivery of such Tax Return, and Acquiror or Surviving Corporation shall revise such Tax Returns to include any reasonable (from Acquiror determination) comments of the Stockholder Agent.

(c) With respect to Taxes of the Company and its Subsidiaries relating to a Straddle Period, the portion of any Tax that is allocable to the Pre-Closing Tax Period shall be: (A) in the case of Property Taxes, deemed to be the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days of such Straddle Period in the Pre-Closing Tax Period and the denominator of which is the number of calendar days in the entire Straddle Period; provided, however, that the Stockholders shall not be responsible for any Straddle Period Taxes resulting from Acquiror’s or Surviving Corporation’s actions outside of the ordinary course of business after the Closing on the Closing Date and (B) in the case of all other Taxes, determined as though the taxable year of the Company and its Subsidiaries terminated at the close of business on the date of the Effective Time. At the time that Acquiror provides a copy of the Tax Return for the Straddle Period to the Stockholder Agent pursuant to Section 5.12(b), it shall also provide a statement pursuant to this Section 5.12(c) calculating the amount of Taxes allocable to the portion of such taxable period ending on the Closing Date. Such statement shall be subject to the same review procedures set forth in Section 5.12(b) for the Tax Return.

(d) Acquiror, Surviving Corporation, the Stockholder Agent and the Company and its Subsidiaries shall cooperate fully, as and to the extent reasonably requested by another party, in connection with the filing of Tax Returns pursuant to this Agreement or any Tax contest. Such cooperation shall include the retention and (upon another party’s request) the provision of records and information that may be reasonably relevant to any such Tax contest and making appropriate Persons available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Acquiror, Surviving Corporation, the Company and its Subsidiaries shall retain all books and records with respect to Tax matters pertinent to the Company and its Subsidiaries relating to any Tax period beginning before the Effective Time until the expiration of the statute of limitations of the respective Tax periods, and to abide by all record retention agreements entered into with any Taxing authority.

(e) In the event that Acquiror decides to make an election pursuant to Section 338 of the Code and applicable regulations thereunder, the Surviving Corporation and Stockholder Agent shall take such actions that are not actions of Acquiror as are reasonably necessary and desirable to give effect to such election, including causing to be prepared such filings as is necessary or appropriate and shall prepare Tax Returns pursuant to Section 5.12(a) in a manner not inconsistent with such election and shall accept such position for purposes of Tax Returns to be prepared by Acquiror and Surviving Corporation hereunder. In no event shall the Stockholders be liable for Taxes payable by Acquiror or the Surviving Corporation resulting from Acquiror’s determination to make an election pursuant to Section 338 of the Code.

Section 5.13 Closure. The Company shall take all such action as is reasonably necessary to complete the termination and closure of its business operations located in any jurisdiction other than Denmark, including without limitation, the actions set forth on Schedule 5.13, and except that the existence and good standing of any Subsidiary of the Company with title to Company Intellectual Property will be maintained unless otherwise consented to by Acquiror (collectively, the “Closure”).

Section 5.14 Employee Benefits. As of the Effective Time, Acquiror shall not make any adverse change to the employment terms of employees of the Company who are employed by Acquiror or one of its Subsidiaries after the Effective Time (the “Continuing Employees”), provided that Acquiror shall have all Continuing Employees to be subject to Acquiror’s form of Proprietary Information Agreement, Code of Conduct and Insider Trading requirements. For purposes of determining eligibility to participate, vesting and entitlement to benefits where length of service is relevant (including for purposes of vacation accrual) under any Acquiror or Surviving Corporation employee benefit plan (other than a defined benefit plan) and to the extent permitted by applicable Law and the applicable plan terms, Acquiror shall provide that the Continuing Employees shall receive service credit under each employee benefit plan (other than a defined benefit plan) for their period of service with the Company and its Subsidiaries prior to the Closing, except where doing so would cause a duplication of benefits.

ARTICLE VI

CONDITIONS TO CLOSING

Section 6.1 General Conditions. The respective obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of the following conditions, any of which may, to the extent permitted by applicable Law, be waived in writing by Acquiror (with respect to the Company or any Stockholder) or the Company (with respect to Acquiror or Sub):

(a) No Injunction or Prohibition. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law that is then in effect and that enjoins, restrains, conditions, makes illegal or otherwise prohibits the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements.

(b) Approval of Stockholders. Company Stockholder Approval shall have been validly obtained under Utah Law and the Company’s articles of incorporation and bylaws.

Section 6.2 Conditions to Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of the following conditions, any of which may be waived in writing by the Company:

(a) Representations, Warranties and Covenants. The representations and warranties of Acquiror and Sub contained in this Agreement or any Ancillary Agreement or any schedule or certificate delivered pursuant hereto shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Acquiror Material Adverse Effect, which representations and warranties shall be true in all respects), both when made and as of the Closing Date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct in all material respects as of such specified date (other than representations and warranties that are qualified as to materiality or Acquiror Material Adverse Effect, which representations and warranties shall be true in all respects). Acquiror and Sub shall have performed all obligations and complied with all covenants required by this Agreement or any Ancillary Agreement to be performed or complied with by them prior to or at the Closing. The Company shall have received from each of Acquiror and Sub a certificate to the effect set forth in the preceding sentences, signed by a duly authorized officer of each of Acquiror and Sub.

(b) Ancillary Agreements. The Company shall have received an executed counterpart of each Ancillary Agreement (other than the Employment Agreement and Non-Competition Agreement) signed by Acquiror.

(c) No Acquiror Material Adverse Effect. There shall not have occurred an Acquiror Material Adverse Effect.

(d) Amendment No. 1 shall have been approved by the requisite parties to the Preferred SPA (each as defined in the Disclosure Letter) sufficient to amend the Preferred SPA and such amendment shall be in full force and effect.

Section 6.3 Conditions to Obligations of Acquiror and Sub. The obligations of Acquiror and Sub to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of the following conditions, any of which may be waived in writing by Acquiror:

(a) Representations, Warranties and Covenants. Each of the representations and warranties of the Company contained in this Agreement or any Ancillary Agreement, the Disclosure Letter or any schedule or certificate delivered pursuant hereto shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Company Material Adverse Effect, which representations and warranties shall be true in all respects), both when made and as of the Closing Date or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Company Material Adverse Effect, which representations and warranties shall be true in all respects) as of such specified date. The Company shall have performed all obligations and complied with all covenants required by this Agreement or any Ancillary Agreement to be performed or complied with prior to or at the Closing. Acquiror shall have received from the Company a certificate to the effect set forth in the preceding sentences, signed by a duly authorized officer thereof.

(b) Consents and Approvals. All authorizations, consents and approvals of all Governmental Authorities and all third party consents set forth on Section 6.3(b) of the Disclosure Letter shall have been received in form and substance satisfactory to Acquiror.

(c) No Litigation. No Action shall be pending or threatened before any Governmental Authority (a) challenging the transactions contemplated by this Agreement or any Ancillary Agreement or otherwise seeking damages or (b) seeking to restrain or prevent the carrying out of the transactions contemplated by this Agreement or any Ancillary Agreement or to prohibit or limit the ability of Acquiror to exercise full rights of ownership with respect to, or to operate or control, the assets, property and business of the Company and its Subsidiaries after the Effective Time for release upon Closing.

(d) Ancillary Agreements. Acquiror shall have received an executed counterpart of each of the Ancillary Agreements, signed by each party other than Acquiror or Sub, and each of the Employment Agreement and Non-Competition Agreement shall be executed and delivered by the employee to be effective upon Closing with no repudiation or termination thereof by any party thereto (other than Acquiror).

(e) Resignations. Acquiror shall have received letters of resignation from the directors and officers of the Company and its Subsidiaries.

(f) Schedules of Transaction Expenses and Debt. The Company shall have delivered to Acquiror the Schedule of Expenses and Schedule of Debt, and all Transaction Expenses for which bills have been received by the Company by the Closing Date shall have been paid by the Company.

(g) Estimated Tangible Net Book Value. The Company shall have delivered to Acquiror the Estimated Balance Sheet setting forth the Estimated Tangible Net Book Value, and the calculation of Closing Cash Consideration resulting from such Estimated Tangible Net Book Value, Debt and Transaction Expenses shall result in

Closing Cash Consideration of a positive amount or zero. Anything to the contrary in this Agreement notwithstanding, to the extent necessary to ensure that Closing Cash Consideration is equal to or greater than zero, the Company shall issue additional shares of Preferred Stock in consideration of the cancellation of outstanding debt pursuant to the terms of the Preferred SPA (as defined in the Disclosure Letter); provided that Amendment No. 1 (as defined in the Disclosure Letter) has received the required approval by the parties to the Preferred SPA prior to such issuance, such Amendment No. 1 to be in full force and effect after approval thereof prior to the date hereof.

(h) Debt Payoff and Releases. Acquiror shall have received (or the Company shall have to hold in escrow pending the Closing) from each Person referred to in Section 3.25(b) of the Disclosure Letter as a party to any Debt arrangement with the Company and from each Person otherwise set forth on the Schedule of Debt a written instrument in form and substance reasonably satisfactory to Acquiror containing (i) confirmation of receipt of payment in full of any Debt and (ii) a release and discharge of Acquiror, Sub, the Company, Surviving Corporation and their Affiliates from any liability for any Debt.

(i) Closure. The Company and its Subsidiaries shall have completed the actions set forth in Schedule 5.13 in furtherance of the Closure and taken such other actions reasonably necessary for the completion thereof;

(j) Maximum Dissenting Shares. Not more than 5% of the Shares outstanding immediately prior to the Effective Time shall be Dissenting Shares.

(k) No Material Adverse Effect. There shall not have occurred any Company Material Adverse Effect.

(l) Employees. At least 80% of the employees of the Company’s Danish Subsidiaries employed on the date hereof shall remain employed by the Company at the Closing Date and shall not have provided written notice of resignation, whether to take effect before or after the Closing Date.

ARTICLE VII

INDEMNIFICATION

Section 7.1 Survival of Representations and Warranties. The representations and warranties of the Company, Acquiror and Sub in this Agreement, the Ancillary Agreements and any schedule or certificate delivered pursuant hereto shall survive the Closing until the twelve (12) month anniversary of the Closing Date; provided, however, that:

(a) the representations and warranties set forth in Sections 3.1 and 4.1 (organization and qualification), Sections 3.2 and 4.2 (authority), Section 3.4 and 4.4 (capitalization), and Section 4.8 (stock consideration) (such Sections are collectively referred to herein as the “Core Representations”), and any representation in the case of fraud or intentional misrepresentation, shall survive indefinitely;

(b) the representations and warranties set forth in Section 3.21 (intellectual property) shall survive until the third anniversary of the Closing Date; and

(c) the representations and warranties set forth in Section 3.22 (taxes) and Section 3.10 (employee plans) shall survive until the 30th day following the expiration of the applicable statute of limitations with respect to the respective liabilities in question.

No party shall have any liability with respect to any such representations and warranties unless a claim is made hereunder prior to the expiration of the survival period for such representation and warranty, in which case such representation and warranty shall survive as to such claim until such claim has been finally resolved.

Section 7.2 Indemnification by the Stockholders. The Stockholders shall save, defend, indemnify and hold harmless Acquiror, Sub, Surviving Corporation and their Affiliates, and the respective Representatives, successors and assigns of the foregoing from and against any and all losses, damages, liabilities, deficiencies, claims, diminution of value, interest, awards, judgments, penalties, costs and expenses (including attorneys’ fees, costs and other expenses incurred in investigating, preparing or defending the foregoing) (hereinafter collectively, “Losses”), asserted against, incurred, sustained or suffered by any of the foregoing as a result of, arising out of or relating to:

(a) any breach of any representation or warranty made by the Company contained in this Agreement or any Ancillary Agreement, the Disclosure Letter or any schedule or certificate delivered pursuant hereto (without giving effect to any supplements to the Disclosure Letter after the date hereof);

(b) any breach of any covenant or agreement of the Company in this Agreement, any Ancillary Agreement or any schedule or certificate delivered pursuant hereto;

(c) any Transaction Expenses not reflected on the Schedule of Expenses or paid by the Company on the Closing Date;

(d) any Debt not reflected on the Schedule of Debt or paid by the Company prior to the Closing Date; or

(e) any amounts in excess of the Proportionate Share or Merger Consideration required to be paid to a holder of Dissenting Shares or claimant with respect to the equity of the Company;

(f) any Taxes of the Company for periods ending on or prior to the Closing Date or with respect to a period that commences before and ends after the Closing Date (“Straddle Period”) to the extent attributable to the period prior to Closing, other than Taxes attributable to actions of Acquiror, the Surviving Corporation or any of their Subsidiaries taken after the Closing, including, for the avoidance of doubt, any election under Section 338 of the Code, but excluding any action by Acquiror, Surviving Corporation or any of their Subsidiaries taken solely to render a Tax reporting position of the Company for periods ending on or prior to the Closing Date or a Straddle Period compliant with applicable Tax Laws, but only if such Tax reporting position otherwise did not comply with applicable Tax Laws. Notwithstanding the foregoing, no indemnification obligation shall exist with respect to the ability of Acquiror, the Surviving Corporation or their Subsidiaries to utilize any net operating loss carry forward, tax credit carryforward or other tax attribute following the Effective Time; however, for the avoidance of doubt, this exception from indemnification shall not apply to any Taxes of the Company for periods ending on or prior to the Closing Date or with respect to a Straddle Period to the extent attributable to the period prior to Closing owing due to the absence of a net operating loss carry forward, tax credit carryforward or other tax attribute before the Effective Time; or

(g) any amounts payable and costs incurred as a result of, and in connection with the resolution of, claims made against the Company by the persons identified on Schedule 7.2(g) in excess of the amount included in the Estimated Closing Balance Sheet, provided that any such amounts are determined no later than the date that is eighteen (18) months following the Closing.

Section 7.3 Indemnification by Acquiror. Acquiror shall save, defend, indemnify and hold harmless the Stockholders and their Affiliates and the respective Representatives, successors and assigns of the foregoing from and against Losses asserted against, incurred, sustained or suffered by any of the foregoing as a result of, arising out of or relating to:

(a) any breach of any representation or warranty made by Acquiror or Sub contained in this Agreement, any Ancillary Agreement or any schedule or certificate delivered pursuant hereto; and

(b) any breach of any covenant or agreement by Acquiror or Sub in this Agreement, any Ancillary Agreement or any schedule or certificate delivered pursuant hereto.

Section 7.4 Procedures.

(a) In order for a party (the “Indemnified Party”) to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a Loss or a claim or demand made by any Person against the Indemnified Party (a “Third Party Claim”), such Indemnified Party shall deliver notice thereof to the Stockholder Agent, on behalf of the Stockholders, or to Acquiror, as applicable (the “Indemnifying Party”) promptly after receipt by such Indemnified Party of written notice of the Third Party Claim and shall provide the Indemnifying Party with such information with respect thereto as the Indemnifying Party may reasonably request. The failure to provide such notice shall not release the Indemnifying Party from its obligations under this Article VII except to the extent that the Indemnifying Party is materially prejudiced by such failure. If any insurance carrier is obligated or agrees to defend any Third Party Claim in connection with any attempt to obtain insurance coverage with respect to such Third Party Claim, such defense shall be tendered to such insurance carrier and the rights of the parties among themselves regarding the assumption and control of such defense shall, as among one another, be subject to the requirements of such insurance carrier.

(b) If the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party against Losses that may result from a Third Party Claim pursuant to the terms of this Agreement, the Indemnifying Party shall have the right, upon written notice to the Indemnified Party as promptly as practicable but within 45 days of receipt of notice from the Indemnified Party of the commencement of such Third Party Claim, to assume the defense thereof at the expense of the Indemnifying Party (which expenses shall not be applied against any indemnity limitation herein) with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party. The Indemnifying Party shall be liable for the fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has failed to assume the defense thereof. If the Indemnifying Party does not expressly elect to assume the defense of such Third Party Claim within the time period and otherwise in accordance with this Section 7.4(b), the Indemnified Party shall have the sole right to assume the defense of such Third Party Claim. If the Indemnifying Party assumes the defense of such Third Party Claim, the Indemnified Party shall have the right to employ separate counsel and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party unless (i) the employment of such counsel shall have been specifically authorized in writing by the Indemnifying Party or (ii) the named parties to the Third Party Claim include both the Indemnified Party and the Indemnifying Party, and the Indemnified Party reasonably determines that representation by counsel to the Indemnifying Party of both the Indemnifying Party and such Indemnified Party may present such counsel with a conflict of interest. If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnified Party shall, at the Indemnifying Party’s expense, cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party. If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnifying Party shall not, without the prior written consent of the Indemnified Party, enter into any settlement or compromise or consent to the entry of any judgment with respect to such Third Party Claim if such settlement, compromise or judgment (A) involves a finding or admission of wrongdoing, (B) does not include an unconditional written release by the claimant or plaintiff of the Indemnified Party from all liability in respect of such Third Party Claim or (C) imposes equitable remedies or any obligation on the Indemnified Party other than solely the payment of money damages for which the Indemnified Party will be indemnified hereunder. If the Indemnified Party assumes the defense, the Indemnified Party may agree to any monetary settlement of, or the entry of any judgment arising from, any such Third Party Claim, but in the absence of the written consent of the Indemnifying Party, which shall not be unreasonably withheld, conditioned or delayed, no settlement shall be determinative of the amount of Losses an Indemnified Party is entitled to recover pursuant to this Article VII. The non-controlling party may participate in such defense at its own expense. The controlling party shall keep the non-controlling parties advised of the status of such Third Party Claim and the defense thereof. The non-controlling parties shall reasonably cooperate with and assist the controlling party in the defense of such Third Party Claim. The fees and expenses of counsel to the Indemnified Party with respect to a Third Party Claim shall be considered Losses for purposes of this Agreement.

Notwithstanding the foregoing, no Stockholders or Stockholder Agent shall be entitled to (a) control any claim relating to intellectual property matters or for Taxes for any period after the Closing Date, or (b) settle, either administratively or after the commencement of litigation, any claim for Taxes which could adversely affect the liability of the Company for Taxes for any period (or portion thereof) after the Closing Date, without the prior written consent of Acquiror, which consent shall not be unreasonably withheld.

(c) If any Indemnified Party should have a claim against any Indemnifying Party hereunder that does not involve a Third Party Claim being asserted against or sought to be collected from such Indemnified Party, the Indemnified Party shall deliver notice of such claim with reasonable promptness to the Indemnifying Party. The failure to provide such notice, however, shall not release the Indemnifying Party from its obligations under this Article VII, except to the extent that the Indemnifying Party is materially prejudiced by such failure, and shall not relieve the Indemnifying Party from any other obligation or liability that it may have to the Indemnified Party or otherwise than pursuant to this Article VII.

(d) If the Indemnifying Party does not notify the Indemnified Party within 30 days following receipt of such notice that the Indemnifying Party disputes its liability to the Indemnified Party hereunder, such claim specified by the Indemnified Party in such notice shall be conclusively deemed a liability of the Indemnifying Party hereunder and the Indemnifying Party shall be obligated to pay the amount of such liability to the Indemnified Party on demand, which may be effected as contemplated in Section 7.5(b). If the Indemnifying Party agrees that it has an indemnification obligation but asserts that it is obligated to pay a lesser amount than that claimed by the Indemnified Party, the Indemnifying Party shall pay such lesser amount (including by offset) promptly to the Indemnified Party, without prejudice to or waiver of the Indemnified Party’s claim for the difference.

(e) The indemnification required hereunder in respect of a Third Party Claim shall be made, subject to this Section 7.4(e), first by prompt offset against the Indemnity Holdback (by forfeiture and cancellation of the Acquiror Common Stock) in an amount equal to the Losses as determined based upon the Claim Stock Value, or where the Indemnity Holdback is insufficient to cover indemnifiable Losses or a Third Party Claim, against any Contingent Payment payable to the Stockholders, as and when invoices are received by the Indemnifying Party or Losses incurred have been notified to the Indemnifying Party, subject to Section 7.4(b) and (c).

(f) The Indemnifying Party shall not require that any Action be made or brought against any other Person before Action is brought or claim is made against it hereunder by the Indemnified Party.

(g) Notwithstanding the provisions of Section 9.9, each Indemnifying Party hereby consents to the nonexclusive jurisdiction of any court in which an Action in respect of a Third Party Claim is brought against any Indemnified Party for purposes of any claim that an Indemnified Party may have under this Agreement with respect to such

Action or the matters alleged therein and agrees that process may be served on each Indemnifying Party with respect to such claim anywhere.

(h) Any Taxes that are the responsibility of the Stockholders pursuant to Section 7.2 shall be paid to Acquiror or Surviving Corporation no later than five (5) days prior to the due date for the payment of such Taxes but at least ten (10) days after receipt of written notice of the amount of such Taxes, whichever is later, and to the extent such Taxes are not paid to Acquiror or Surviving Corporation on or prior to the applicable due date, the amount of such Taxes shall be indemnifiable hereunder and bear interest at the rate of ten percent (10%) per annum, commencing on the applicable due date until the date of payment.

(i) Pending the resolution or settlement of any dispute with respect to a claim for indemnification, to the extent of such unresolved dispute, no payment for indemnification must be made and no Stock Consideration that may be the subject of such pending dispute held in the Indemnity Holdback on the date of notification of the indemnification claim shall be forfeited and cancelled nor shall be released to any Indemnified Party, Acquiror or any Stockholder nor shall any amount of Contingent Payment necessary for full recovery of indemnifiable Losses be released. Such dispute shall be deemed to be resolved upon (i) the mutual agreement of Acquiror and the Stockholder Agent, or (ii) a final, non-appealable order, decree or judgment of a court of competent jurisdiction, or if agreed by the parties to such dispute, a third party dispute resolution mechanism.

Section 7.5 Limits on Indemnification.

(a) Notwithstanding anything in this Agreement: (x) an Indemnifying Party shall not be liable for any claim for indemnification pursuant to Section 7.2(a) or Section 7.3(a), as the case may be, unless and until the aggregate amount of Losses which may be recovered from the Indemnifying Party equals or exceeds $20,000 (the “Threshold”), in which case the Indemnifying Party shall be liable for the amount in excess of such Threshold and for all indemnifiable Losses thereafter subject to (y), (y) the maximum aggregate amount of indemnifiable Losses which may be recovered from an Indemnified Party arising out of the causes set forth in Section 7.2(a) or 7.3(a) shall be $1,000,000; provided, that the foregoing clauses (x) and (y) shall not apply to Losses arising out of or relating to the breach of any representation or warranty made in any Core Representation, or representations, warranties, or covenants relating to Tax matters (including Section 3.22) or ERISA matters (including Section 3.10) or Stock Consideration (including Section 4.8) for which the maximum indemnifiable amount is $1,500,000 plus the Claim Stock Value of 200,000 shares of Acquiror Common Stock, or to any representation or warranty in the event of fraud or intentional misrepresentation; provided, further, that any recovery from the Indemnity Holdback shall be pro rata based on each Stockholder’s Proportionate Share of the Closing Merger Consideration. No Indemnified Party may make a claim for indemnification under Section 7.2(a) or Section 7.3(a), as the case may be, for breach by an Indemnifying Party of a particular representation or warranty after the expiration of the survival period thereof specified for such representation in Section 7.1.

(b) Acquiror, Sub, Surviving Corporation and their respective Representatives or Affiliates shall first seek a remedy from the Indemnity Holdback for any indemnification claim asserted hereunder before seeking to recover any Losses from the Stockholders by offset against a Contingent Payment. If the Indemnity Holdback is insufficient to satisfy the Indemnifying Party’s indemnification obligations hereunder, Acquiror may offset such unsatisfied amounts against any Contingent Payment payable to the Indemnifying Party as determined based upon the Claim Stock Value.

(c) The amount of any Losses incurred by an Indemnified Party shall be reduced by the net amount such Indemnified Party recovers (after deducting all attorneys’ fees, expenses and other costs of recovery) from any insurer or other Person liable for such Losses, provided that the applicable Indemnified Party shall have no obligation to seek recovery from any insurer or other third party.

(d) Anything to the contrary in this Agreement notwithstanding, the Stockholders’ obligations under this Article VII shall be satisfied solely and exclusively from the Indemnity Holdback and by offset against any earned and unpaid Contingent Payment. Other than in the case of fraud, no Indemnified Party shall have any recourse for a monetary remedy against a Stockholder, its Affiliates or any of the directors, managers, officers, employees, shareholders, partners or members.

Section 7.6 Remedies Not Affected. If the Merger is consummated, Acquiror expressly reserves the right to seek indemnity or other remedy for any Losses arising out of or relating to any breach of any representation, warranty or covenant herein, notwithstanding any investigation by, disclosure to or Knowledge of such party in respect of any fact or circumstances that reveals the occurrence of any such breach.

Section 7.7 Indemnity Holdback. Subject to the continued retention of any portion of the Indemnity Holdback that is the subject of a pending indemnification claim until resolution thereof, promptly after the eighteen (18) month anniversary of the Closing Date, Acquiror shall release to the Stockholders in accordance with Section 2.7 and 2.10, the Stock Consideration remaining in the Indemnity Holdback after satisfaction of any indemnifiable Losses (the date of the release of the entire balance of the Indemnity Holdback, the “Holdback Release Date”).

Section 7.8 Treatment of Indemnity Payments. Any amount paid under this Article VII will be treated as an adjustment to the Merger Consideration for tax purposes.

ARTICLE VIII

TERMINATION

Section 8.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written consent of Acquiror and the Company;

(b)(i) by the Company, if Acquiror or Sub breaches or fails to perform any of its representations, warranties or covenants contained in this Agreement or any

Ancillary Agreement and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.2, (B) cannot be or has not been cured within30 days following delivery of written notice of such breach or failure to perform and (C) has not been waived by the Company or (ii) by Acquiror, if the Company breaches or fails to perform any of its representations, warranties or covenants contained in this Agreement or any Ancillary Agreement and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.3, (B) cannot be or has not been cured within 30 days following delivery of written notice of such breach or failure to perform and (C) has not been waived by Acquiror;

(c)(i) by the Company, if any of the conditions set forth in Section 6.1 or Section 6.2 shall have become incapable of fulfillment prior to January 14, 2011 or (ii) by Acquiror, if any of the conditions set forth in Section 6.1 or Section 6.3 shall have become incapable of fulfillment prior to January 14, 2011; provided, that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available if the failure of the party requesting termination to fulfill any obligation under this Agreement shall have been the cause of the failure of such condition to be satisfied on or prior to such date;

(d) by either the Company or Acquiror if the Merger shall not have been consummated by January 14, 2011; provided, that the right to terminate this Agreement under this Section 8.1(d) shall not be available if the failure of the party requesting termination to fulfill any obligation under this Agreement shall have been the cause of the failure of the Merger to be consummated on or prior to such date;

(e) by either the Company or Acquiror if any Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; provided, that Acquiror and Sub (if Acquiror is so requesting termination) or the Company (if it is so requesting termination), as the case may be, shall have used their commercially reasonable efforts in accordance with Section 5.8, to have such order, decree, ruling or other action vacated; or

(f) by Acquiror, if an event or condition occurs that has or is reasonably likely to have a Company Material Adverse Effect.

The party seeking to terminate this Agreement pursuant to this Section 8.1 (other than Section 8.1(a)) shall give prompt written notice of such termination to the other parties.

Section 8.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall be void and there shall be no liability on the part of any party except (a) for the provisions of Section 3.27 and Section 4.8 (broker’s and finder’s fees), Section 5.7 (confidentiality), Section 5.9 (public announcements), Section 9.1 (fees and expenses), Section 9.4 (notices), Section 9.7 (third-party beneficiaries), Section 9.8 (governing law), Section 9.9 (submission to jurisdiction) and this Section 8.2 and (b) that nothing herein shall relieve any party from liability for a breach of this Agreement.

ARTICLE IX

GENERAL PROVISIONS

Section 9.1 Fees and Expenses. All fees and expenses incurred in connection with this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby shall be paid by the party incurring such fees or expenses, whether or not such transactions are consummated; provided, however, that if the Merger is consummated, all Transaction Expenses shall be paid as provided in this Agreement. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by the breaching party.

Section 9.2 Amendment and Modification. This Agreement may be amended, modified or supplemented by the parties by action taken or authorized by their respective Boards of Directors at any time prior to the Closing Date (notwithstanding any stockholder approval); provided, however, that after approval of the transactions contemplated hereby by the Stockholders, no amendment shall be made which requires further approval by the Stockholders by Law without such further approval. This Agreement may not be amended, modified or supplemented, except in writing specifically designated as an amendment hereto, signed on behalf of each party in interest at the time of the amendment.

Section 9.3 Waiver; Remedies. Any agreement on the part of a party to any waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party. No failure or delay of a party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.

Section 9.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile, upon written confirmation of receipt by facsimile, or e-mail to the individual specified below, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i)	if to Acquiror, Sub or Surviving Corporation, to:

Adept Technology, Inc.

5960 Inglewood Drive

Pleasanton, CA 94588

Attention: Chief Financial Officer

Facsimile: (925) 960-0452

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP

1881 Page Mill Road

Palo Alto, CA 94304

Attention: Lisa A. Fontenot

Facsimile: (650) 849-5027

If to the Company, to:

InMoTx, Inc.

Attention: Robert Spears

Facsimile:

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich and Rosati P.C.

12235 Camino Real, Suite 200

San Diego, CA 92130

Attention: Martin J. Waters

Facsimile: (858) 350-2399

If to the Stockholder Agent, to:

Robert Spears

Facsimile:

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich and Rosati P.C.

12235 Camino Real, Suite 200

San Diego, CA 92130

Attention: Martin J. Waters

Facsimile: (858) 350-2399

Section 9.5 Interpretation. When a reference is made in this Agreement to a Section, Article or Exhibit such reference shall be to a Section, Article or Exhibit of this Agreement unless otherwise indicated. The table of contents and headings in this Agreement or in an Exhibit are for convenience of reference purposes only and do not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. All Exhibits are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The word “party” as used in this Agreement without specification means party to this Agreement.

Section 9.6 Entire Agreement. This Agreement (including Exhibits, Schedules and Disclosure Letter), the Ancillary Agreements and the Confidentiality Agreement constitute the entire agreement, and supersede all prior written or oral agreements, arrangements, communications and understandings and all contemporaneous oral agreements, arrangements, communications and understandings with respect to the subject matter hereof and thereof.

Section 9.7 No Third-Party Beneficiaries. Except as provided in Section 5.11 and Article VII, nothing in this Agreement shall confer upon any Person other than the parties and their successors and permitted assigns any legal or equitable right, benefit or remedy under or by reason of this Agreement.

Section 9.8 Governing Law. This Agreement and all disputes arising out of this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of Delaware.

Section 9.9 Submission to Jurisdiction. Each party irrevocably agrees that any Action arising out of this Agreement brought by any other party or its successors or assigns shall be brought and determined in any Delaware or federal court sitting in Delaware, and each party hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts generally and unconditionally, with regard to any such Action arising out of this Agreement and the transactions contemplated hereby. Each party agrees not to commence any Action relating thereto except in the courts described above in Delaware, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court as described herein. Each party further agrees that notice as provided herein shall constitute sufficient service of process and the parties waive any argument that such service is insufficient. Each party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts and (c) that (i) the Action in any such court is brought in an inconvenient forum, (ii) the venue of such Action is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 9.10 Assignment; Successors. Neither this Agreement nor any rights or obligations hereunder be assigned, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of Acquiror (for assignment by the Company), or the Company (for assignment by Acquiror or Sub); provided, that Acquiror or Sub may assign this Agreement to an Affiliate of Acquiror without the prior consent of any party; provided further, that no assignment shall limit the assignor’s obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 9.11 Enforcement. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with its specific terms or were breached. Accordingly, each party shall be entitled to specific performance of the terms hereof, including an injunction(s) to prevent breaches of this Agreement and to enforce specifically this Agreement in any court, this being in addition to any other remedy to which such party is entitled at law or in equity. Each party hereby waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any Law to post security as a prerequisite to obtaining equitable relief.

Section 9.12 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable under any applicable Law, such invalidity, illegality or unenforceability shall not affect any other provision, and this Agreement shall be reformed, construed and enforced as if such invalid, illegal or unenforceable provision had never been contained herein.

Section 9.13 Waiver of Jury Trial. EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 9.14 Counterparts; Electronic Signature. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall be effective when one or more counterparts have been signed by each party and delivered to the other parties. This Agreement may be executed by facsimile or electronically delivered signature and such signature shall constitute an original for all purposes.

Section 9.15 No Presumption Against Drafting Party. Each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated hereby. Any Law requiring interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

ADEPT TECHNOLOGY, INC.

By:	/s/ John Dulchinos
	Name:	John Dulchinos
	Title:	President and Chief Executive Officer

FAST FOOD ACQUISITION INC.

By:	/s/ Lisa Cummins
	Name:	Lisa Cummins
	Title:	Chief Financial Officer

INMOTX, INC.

By:	/s/ Robert Spears
Name: Robert Spears
Title:Chief Executive Officer

ROBERT SPEARS, as Stockholder Agent

/s/Robert Spears

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER AMONG ADEPT TECHNOLOGY, INC.,

FAST FOOD ACQUISITION INC., INMOTX, INC., AND ROBERT SPEARS, AS STOCKHOLDER AGENT]